Exhibit 2.1

ASSET SALE AGREEMENT

This Asset Sale Agreement (the “Agreement”) is made and entered into as of the 22nd day of August, 2003 (the “Effective Date”) by and among Health Point Physician Hospital Organization, Inc., a Tennessee corporation (“HPPH”), National Medical Hospital of Tullahoma, Inc., a Delaware corporation (“NMHT”), National Medical Hospital of Wilson County, Inc., a Delaware corporation (“NMHWC”), S.C. Management, Inc., a Washington corporation (“SCM”), Tenet HealthSystem Hospitals, Inc., a Delaware corporation (“THH”), Tenet HealthSystem Medical, Inc., a Delaware corporation (“THM”), Tenet Lebanon Surgery Center, L.L.C., a Tennessee limited liability company (“TLS”), Wilson County Management Services, Inc., a Tennessee corporation (“WCM”) (HPPH, NMHT, NMHWC, SCM, THH, THM, TLS and WCM are collectively referred to herein as “Seller”) and Health Management Associates, Inc., a Delaware corporation (“Purchaser”).

R E C I T A L S:

A. Seller (I) engages in the business of delivering acute care services to the public through the acute care hospitals identified on Schedule A-1 (the “Acute Care Hospitals”), (II) owns and operates certain medical office buildings incident to the operation of the Acute Care Hospitals as specifically identified on Schedule A-2 (the “MOBs”), and (III) owns and operates other healthcare businesses incident to the operation of the Acute Care Hospitals as specifically identified on Schedule A-3 (the “Other Businesses”).

B. THM’s wholly-owned subsidiary, Three Rivers Healthcare, Inc., a Missouri corporation (“TRH”), (I) engages in the business of delivering acute care services to the public through the acute care hospitals known as Three Rivers Healthcare South Campus and Three Rivers Healthcare North Campus (collectively, the “Three Rivers Hospitals”), (II) owns and operates certain medical office buildings incident to the operation of Three Rivers as specifically identified on Schedule A-4 (the “Three Rivers MOBs”), and (III) owns and operates other healthcare businesses incident to the operation of Three Rivers as specifically identified on Schedule A-5 (the “TRH Other Businesses”) (the Acute Care Hospitals, the Three Rivers Hospitals, the MOBs, the Three Rivers MOBs, the Other Businesses and the TRH Other Businesses are referred to in this Agreement collectively as the “Hospitals”; and the Three Rivers Hospitals, the Three Rivers MOBs and the TRH Other Businesses are referred to in this Agreement collectively as the “TRH Businesses”).

C. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the assets used in the operation of the Hospitals (other than the TRH Businesses) and THM’s capital stock in TRH, for the consideration and upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Agreement, and for their mutual reliance, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS; SALE AND TRANSFER OF ASSETS;

CONSIDERATION; CLOSING

1.1 Definitions. In addition to the terms defined in Section 12.10 hereof, the terms listed below are defined elsewhere in this Agreement and, for ease of reference, the section containing the definition of each such term is set forth opposite such term.

Term	Section
Accounts Receivable	§1.10(l)
Act	§3.11
Acute Care Hospitals	Recitals
affiliate	§4.6(b)
Agency Settlements	§11.2(a)
Aggregate Amount	§10.2.2(a)(viii)
Aggregate Damage	§1.14(a)
Agreement	Preamble
AMIREIT	§1.6.14
AMIREIT Lease	§1.6.14
Assets	§1.9
Assignments and Novations	§9.3
Assumed Obligations	§1.11
Audit Periods	§2.8(d)
Audited Statements	§2.10
Bills of Sale	§1.6.1
Business Services Agreement	§1.6.9
Cash Purchase Price	§1.2
Casualty Termination Notice	§1.14(a)
CEOs	§2.10
CFOs	§2.10
Claim Notice	§10.4(a)
Closing	§1.5
Closing Date	§1.5
CNOs	§2.10
COBRA Coverage	§5.3(e)
Code	§2.12(b)
Competing Business	§4.13
Confidential Information	§5.6
Confidentiality Agreement	§5.6
Consequential Damages	§10.2.2(a)(vii)
Consultant	§4.12
Contracts	§1.9(f)
control	§4.6(b)
COOs	§2.10
Damages	§10.2.1

Decision Date	§1.14(c)
Disclosure Schedule	§2
Document Retention Period	§9.2(a)
DOJ	§4.11
Effective Date	Preamble
Effective Time	§1.5
Environmental Laws	§2.6(c)
Environmental Permits	§2.6(b)
Environmental Survey	§4.12
ERISA	§2.10
Excluded Asset Due Date	§9.1
Excluded Assets	§1.10
Excluded Liabilities	§1.12
Extended Termination Date	§8.1(f)
Final Balance Sheet	§1.4
Financial Statements	§2.10
Fraction	§11.3(a)
FTC	§4.11
Governmental Authorizations	§4.4
Governmental Entities	§4.4
Governmental Program Transition Patients	§11.3
Hazardous Substances	§2.6(c)
Hospitals	Recitals
Hospitals’ Employees	§5.3(a)
HSR Act	§4.11
Indemnified Party	§10.4
Indemnifying Party	§10.4(a)
Indemnity Notice	§10.4(b)
Indemnity Transition Agreement	§1.6.16
Independent Auditor	§1.4
Interim Balance Sheet	§1.2
Intermediary	§5.11
Inventory	§1.9(h)
JCAHO	§2.8(b)
Leadership Team	§4.3(b)
Leased Real Property	§1.9(b)
Leasehold Title Policy	§4.8
Leases	§1.9(e)
Licenses	§1.9(d)
Material Contracts	§2.4(b)
Material Leases	§2.4(a)
Material Payor Contracts	§9.3
MOBs	Recitals
Multi-Hospital Contracts	§1.9(f)
Net Working Capital	§1.2
Notice Period	§10.4(a)

Other Businesses	Recitals
Owned Real Property	§1.9(a)
Owners’ Title Policy	§4.8
Permitted Exceptions	§7.8
Person	§4.6(b)
Personal Property	§1.9(c)
Post-Closing Adjustment Date	§1.4
Powers of Attorney	§1.6.11
Prepaids	§1.9(g)
Prime Rate	§1.4
Purchase Price	§1.2
Purchaser	Preamble
Real Estate Assignments	§1.6.2
Real Property	§1.9(b)
Receivable Records	§1.10(m)
Reconciliation	§11.3(a)
Relevant Claim	§10.2.2(a)(viii)
Retained Management Employees	§5.3(a)
Reviewed Statements	§2.10
Seller	Preamble
Seller Business Service Area	§4.13
Seller Cost Reports	§11.2(a)
Seller Plans	§2.12(a)
Seller Relevant Claim	§10.3.2(a)(vi)
Settlement Due Date	§11.2(a)
Shares	§1.6.12
Sick Pay Amount	§1.2
State System	§1.15(b)
State System Closing	§1.15(b)
State System Closing Date	§1.15(c)(i)
Stock Purchase Agreement	§2.17
Straddle Payment Due Date	§11.3(e)
Submittal Date	§1.14(c)
Superseded Agreements	§12.14
Surveys	§4.8
Termination Date	§8.1(f)
THC	§1.6.15
Third Party Claim	§10.4(a)
THM	Preamble
Three Rivers Hospitals	Recitals
Three Rivers MOBs	Recitals
Title Commitment	§4.8
Title Company	§4.8
Title Instruments	§4.8
Title Policy	§4.8
Transition Services	§11.3

Transitional Services Agreements	§1.6.8
TRH	Recitals
TRH Businesses	Recitals
TRH Employees	§5.3(a)
TRH Other Businesses	Recitals
Unaudited Statements	§2.10
Usage Percentage	§1.2
WARN	§1.11(d)

1.2 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Purchaser to Seller for the purchase of the Assets shall be (a) Five Hundred Fifteen Million Dollars ($515,000,000.00) (the “Purchase Price”), plus or minus (b) the amount of Net Working Capital (as defined below) on the Closing Date, minus (c) the amount of Seller’s capital lease obligations with respect to the Hospitals on the Closing Date, if any, that are assumed by Purchaser pursuant to Section 1.11 of this Agreement, minus (d) the amount of TRH’s capital lease obligations with respect to the TRH Businesses on the Closing Date, minus (e) the product of the Usage Percentage and the Sick Pay Amount on the Closing Date (the sum of (a), (b), (c), (d) and (e) being referred to for purposes of this Agreement as the “Cash Purchase Price”). The payment of the Cash Purchase Price at Closing shall be governed by Section 1.7.

For purposes of this Agreement, “Net Working Capital” shall be defined as an amount equal to the difference between the (i) current assets of Seller and TRH with respect to the operation of the Hospitals, which for purposes of this calculation shall include only (A) the value of the Prepaids (including prepaids of the TRH Businesses), (B) the value of the Inventory (including inventory items of the TRH Businesses) and (C) other current assets associated with the Hospitals to the extent they have value and do not constitute Excluded Assets, and (ii) the current liabilities of Seller and TRH which are payable to third parties with respect to the operation of the Hospitals, which for purposes of this calculation shall only include (A) Accounts Payable (excluding credit balances of patient accounts receivable to the extent included therein), (B) Accrued Expenses, (C) Accrued Payroll, (D) Accrued Paid Time Off (including, without limitation, CashPlus), and (E) Other Current Liabilities (as such terms are utilized on the Interim Balance Sheet and the Final Balance Sheet); provided, however, the term “Net Working Capital” shall not include any liabilities arising under the Seller Plans (other than for Accrued Paid Time Off). For purposes of this Agreement, “Usage Percentage” shall be defined as the percentage set forth on Schedule 1.2-a. For purposes of this Agreement, “Sick Pay Amount” shall be defined as the amount of the accumulated sick pay and extended sick pay obligations of Seller and/or its affiliates to the Hired Employees.

At least three (3) calendar days but no more than ten (10) calendar days prior to the Closing Date, Seller shall prepare and deliver to Purchaser the latest available unaudited balance sheet (as of the end of a calendar month) of Seller and TRH with respect to the operation of the Hospitals (the “Interim Balance Sheet”). The Interim Balance Sheet shall include a calculation of Net Working Capital, the amount of Seller’s capital lease obligations with respect to the Hospitals, if any, that are assumed by Purchaser pursuant to Section 1.11 of this Agreement, the amount of TRH’s capital lease obligations with respect to the TRH Businesses and the Sick Pay Amount. The Interim Balance Sheet shall be attached hereto as Schedule 1.2-b. The amounts set forth in the Interim Balance Sheet shall be subject to adjustment as provided in Sections 1.3 and 1.4 below.

1.3 Inventory. Seller shall cause an inventory to be taken of the Inventory (including inventory items of the TRH Businesses) by employees or representatives of Seller or its affiliates, with said inventory to be taken in accordance with Seller’s and TRH’s policies and procedures, as near in time as possible to the Closing Date (but in no event more than ten (10) days prior to the Closing Date) and with the results extended and adjusted through the Closing Date. Seller shall permit representatives or employees of Purchaser to observe such inventory process. The cost of conducting the inventory shall be borne by Seller. All inventory items shall be valued at the lesser of cost or current market value. The parties acknowledge that the inventory to be taken pursuant to this Section 1.3 will not be conducted until immediately prior to the Closing Date and, as such, the results of such inventory will not be available until some time after the Closing Date. Accordingly, the parties agree that for purposes of the Interim Balance Sheet, Net Working Capital shall include the book value of the Inventory (including inventory items of the TRH Businesses) with respect to the operation of the Hospitals as reflected by the latest available unaudited balance sheet (as of the end of a calendar month) of Seller and TRH. For purposes of the Final Balance Sheet, the portion of Net Working Capital attributable to the Inventory (including inventory items of the TRH Businesses) shall be the value of the Inventory (including inventory items of the TRH Businesses) as determined pursuant to this Section 1.3.

1.4 Post-Closing Adjustment to Purchase Price. Within one hundred eighty (180) calendar days after the Closing Date, the final unaudited balance sheet of the Hospitals as of the Closing Date (the “Final Balance Sheet”), which shall include a calculation of Net Working Capital as of the Closing Date, the amount of Seller’s capital lease obligations with respect to the Hospitals on the Closing Date, if any, that are assumed by Purchaser pursuant to Section 1.11 of this Agreement, the amount of TRH’s capital lease obligations with respect to the TRH Businesses on the Closing Date and the Sick Pay Amount, shall be prepared by Seller and delivered to Purchaser. The Interim Balance Sheet and the Final Balance Sheet shall be prepared in a manner consistent with the terms of Section 2.10. If Purchaser disputes any entry on the Final Balance Sheet that affects the calculation of Net Working Capital, the capital lease obligations assumed by Purchaser, the capital lease obligations of TRH or the Sick Pay Amount, Purchaser shall notify Seller in writing (which writing shall contain Purchaser’s determination of the amount of the disputed entry) within twenty (20) business days after Purchaser’s receipt of the Final Balance Sheet from Seller. If Purchaser and Seller cannot resolve such dispute within thirty (30) business days after Purchaser notifies Seller in writing of such dispute, then PricewaterhouseCoopers, independent certified public accountants (the “Independent Auditor”), shall review the matter in dispute and, solely as to disputes relating to accounting issues and acting as an expert and not as an arbitrator, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final recalculation of the Cash Purchase Price). In the event that all or a portion of the dispute at issue involves a legal issue or an interpretation of this Agreement, such legal or interpretative dispute shall first be subject to adjudication by a court or similar tribunal, with any necessary review by the Independent Auditor under this Section 1.4 occurring following the resolution of such legal dispute. Such decision of the Independent Auditor shall be conclusive and binding as between Purchaser and

Seller, and the costs of such review shall be borne by both Seller and Purchaser in proportion to the relevant amount each party’s determination has been modified.

Within twenty-five (25) business days after Purchaser’s receipt of the Final Balance Sheet from Seller or, if disputed by Purchaser, within five (5) business days after the earlier of (a) the date Purchaser and Seller finally resolve such dispute and recalculate the Cash Purchase Price accordingly, or (b) the date of receipt of a decision from the Independent Auditor (the “Post-Closing Adjustment Date”), either (i) Seller shall pay Purchaser in cash or in other immediately available funds the amount of any decrease in the Cash Purchase Price, or (ii) Purchaser shall pay Seller in cash or in other immediately available funds the amount of any increase in the Cash Purchase Price. If Purchaser or Seller, as the case may be, shall fail to make such payment to the other on the Post-Closing Adjustment Date, then the party failing to receive such amount due to it shall be entitled to receive interest on such unpaid amount at a per annum rate equal to the prime rate reported by the Wall Street Journal under “Money Rates” (the “Prime Rate”) on the Post-Closing Adjustment Date plus two percent (2%) (or the maximum rate allowed by law, whichever is less) from such defaulting party, such interest accruing on each calendar day after the Post-Closing Adjustment Date until payment of such amount and all interest thereon is made.

1.5 Closing Date. The consummation of the transactions contemplated by this Agreement (“Closing”) shall take place at 9:00 a.m. on October 31, 2003, at the offices of McDermott, Will & Emery, 201 South Biscayne Boulevard, Miami, Florida 33131 or such other date (which date shall be the last calendar day of a month), time and place as the parties shall mutually agree (“Closing Date”); provided that all conditions precedent and other matters required to be completed as of the Closing Date have been or will be completed on or before such date. The Closing with respect to each Hospital, shall be deemed to have occurred and to be effective as between the parties as of 12:01 a.m. (determined by reference to the local time zone in which such Hospital is located) on the next day after the Closing Date (the “Effective Time”).

1.6 Items to be Delivered by Seller at Closing.

At or before the Closing, Seller shall deliver to Purchaser the following, duly executed by Seller where appropriate:

1.6.1 General Assignment, Bill of Sale and Assumption of Liabilities in the form of Exhibit 1.6.1 attached hereto (the “Bills of Sale”);

1.6.2 Assignment and Assumption of Real Estate Leases in the form of Exhibit 1.6.2 attached hereto with respect to each parcel of Leased Real Property (the “Real Estate Assignments”);

1.6.3 Limited Warranty Deed(s) (or such other deed comparable to limited warranty deed(s) as is applicable to the jurisdiction at issue) in the form of Exhibit 1.6.3 attached hereto, and other appropriate instruments of conveyance, covering each parcel of Owned Real Property and each acknowledged and in recordable form;

1.6.4 favorable original certificates of good standing, or comparable status, of Seller and TRH, issued by (a) the respective states of incorporation and organization of each

Seller and TRH and (b) each state in which (i) any Seller or TRH is qualified to do business as a foreign corporation or other entity and (ii) that Seller or TRH operates any Hospital, dated no earlier than a date which is seven (7) calendar days prior to the Closing Date;

1.6.5 an opinion of Seller’s or Seller’s affiliates’ in-house counsel in substantially the form attached hereto as Exhibit 7.6;

1.6.6 a certificate of the President or any Vice President of each Seller certifying to Purchaser (a) compliance with Seller’s covenants set forth in this Agreement and (b) that all of the conditions contained in Article 6 have been satisfied except those, if any, waived in writing by Seller;

1.6.7 a certificate of the corporate Secretary of each Seller which is a corporation and the corporate Secretary of the Seller-affiliated member of any Seller which is a member-managed limited liability company certifying to Purchaser (a) the incumbency of the officers of Seller and of each such Seller-affiliated member on the Effective Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (b) the due adoption and text of the resolutions of the sole director of each Seller and the sole director of the Seller-affiliated member of each Seller which is a member-managed limited liability company and of the shareholder(s) and/or members, as applicable of each Seller authorizing (i) the transfer of the Assets and Assumed Obligations by each Seller to Purchaser and (ii) the execution, delivery and performance of this Agreement and all ancillary documents and instruments by each Seller, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

1.6.8 if requested by Purchaser, the Transitional Services Agreements, which shall be in the form of Exhibit 1.6.8 attached hereto (the “Transitional Services Agreements”);

1.6.9 the Business Services Agreement, which shall be in the form of Exhibit 1.6.9 attached hereto (the “Business Services Agreement”), pursuant to which Purchaser will bill Seller’s accounts receivable for sixty (60) days following the Closing Date;

1.6.10 UCC termination statements for any and all financing statements (which do not correspond to a Permitted Exception or an agreement which is among the Assumed Obligations) filed with respect to the Assets, the failure of which to obtain at Closing would have a material adverse effect on the Assets or the business of the Hospitals;

1.6.11 Limited Powers of Attorney for use of Pharmacy License, DEA and Other Registration Numbers, and DEA Order Forms, in the form of Exhibit 1.6.11 attached hereto (the “Powers of Attorney”);

1.6.12 all certificates representing the interest of THM in all of the issued and outstanding capital stock of TRH (the “Shares”), duly endorsed in blank for transfer, or with appropriate duly endorsed stock assignments separate from certificates;

1.6.13 resignations, dated as of the Closing Date, from all current directors and officers of TRH;

1.6.14 the consent of AMIREIT Lucy Lee, Inc. (“AMIREIT”) to the assignment of that certain Lease Agreement between AMIREIT and TRH (formerly known as Lucy Lee Hospital, Inc.) effective February 20, 1987, as amended (the “AMIREIT Lease”) by virtue of the transfer of the Shares to Purchaser;

1.6.15 Guaranty Agreement of Tenet Healthcare Corporation, a Nevada corporation (“THC”), in the form of Exhibit 1.6.15 attached hereto, pursuant to which THC will agree to guaranty all of the obligations of Seller under this Agreement, including, without limitation, Seller’s obligations under Section 10.2 hereof;

1.6.16 the Indemnity Transition Agreement, which shall be in the form of Exhibit 1.6.16 attached hereto (the “Indemnity Transition Agreement”); and

1.6.17 such other instruments, certificates or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

1.7 Items to be Delivered by Purchaser at Closing.

At or before the Closing, Purchaser shall execute and deliver or cause to be delivered to Seller the following, duly executed by Purchaser where appropriate:

1.7.1 payment of the Cash Purchase Price based upon the Interim Balance Sheet (subject to adjustment as described in Section 1.4), plus any amount which Purchaser is required to reimburse Seller pursuant to Section 1.11(e), as adjusted to reflect the prorations provided in Section 1.8 and any adjustments to the Cash Purchase Price pursuant to Section 1.14. Such amounts shall be payable by wire transfer of immediately available funds to Seller to the account(s) specified by Seller to Purchaser in writing;

1.7.2 a certificate of the President or any Vice President of Purchaser certifying to Seller (a) compliance with Purchaser’s covenants set forth in this Agreement, (b) that Purchaser has obtained all material licenses, permits, certificates of need and authorizations from governmental agencies or governmental bodies that are necessary or required for completion of the transactions contemplated by this Agreement and (c) that all of the conditions contained in Article 7 have been satisfied except those, if any, waived in writing by Purchaser;

1.7.3 a certificate of the corporate Secretary of Purchaser certifying to Seller (a) the incumbency of the officers of Purchaser on the Effective Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (b) the due adoption and text of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Purchaser, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

1.7.4 an opinion of Purchaser’s in-house counsel in substantially the form attached hereto as Exhibit 6.4;

1.7.5 favorable original certificate of good standing, or comparable status, of Purchaser, issued by the Delaware Secretary of State dated no earlier than a date which is seven (7) calendar days prior to the Closing Date;

1.7.6 the Bills of Sale;

1.7.7 the Real Estate Assignments;

1.7.8 if requested by Purchaser, the Transitional Services Agreements (along with the payment to Seller by wire transfer of immediately available funds of any amounts which must be made by Purchaser to Seller or any affiliate of Seller concurrent with the execution thereof);

1.7.9 the Business Services Agreement;

1.7.10 the Powers of Attorney;

1.7.11 the Indemnity Transition Agreement; and

1.7.12 such other instruments, certificates or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

1.8 Prorations and Utilities. To the extent not otherwise prorated pursuant to this Agreement, or as reflected in Net Working Capital on the Interim Balance Sheet or the Final Balance Sheet, Purchaser and Seller shall prorate (as of the Effective Time), if applicable, real estate and personal property lease payments, real estate and personal property taxes, assessments and other similar charges against real estate, plus all other income and expenses which are normally prorated upon the sale of assets of a going concern. As to power and utility charges, “final readings” as of the Closing Date shall be ordered from the utilities; the cost of obtaining such “final readings,” if any, to be paid for by Purchaser.

1.9 Transfer of Seller Assets. On the Closing Date, Seller shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall acquire, all of each Seller’s right, title and interest in and to only the following assets and properties, as such assets shall exist on the Closing Date with respect to the operation of any Hospital, such transfer being deemed to be effective at the Effective Time (collectively, the “Assets”) (the underlying assets of TRH shall be transferred indirectly to Purchaser by virtue of the transfer of the Shares to Purchaser, other than any assets of TRH which are described in Section 1.10 which shall be among the Excluded Assets):

(a) all of the real property that is owned by such Seller and used with respect to the operation of any Hospital, including, without limitation, the real property described in Schedule 1.9(a) (such description to include a legal description and address), together with all buildings, structures, residences, fixtures, landscaping, utility lines, roads, driveways, fences, parking areas, contiguous and adjacent entry rights, construction in progress, and all other improvements located thereupon; and all rights, privileges, and easements appurtenant to the foregoing (collectively, the “Owned Real Property”);

(b) all of the real property that is leased by such Seller and used with respect to the operation of any Hospital, consisting of the leased real property described in Schedule 1.9(b) (the “Leased Real Property”) (the Owned Real Property and the Leased Real Property are collectively referred to in this Agreement as the “Real Property”);

(c) all of the tangible personal property owned by such Seller with respect to the operation of any Hospital, including all medical and other equipment, furniture, fixtures, machinery, vehicles, office furnishings, computers, other data processing equipment, related software and leasehold improvements (the “Personal Property”), including, without limitation, the Personal Property described in Schedule 1.9(c);

(d) all of such Seller’s rights, to the extent assignable or transferable, to all licenses, provider numbers, permits, approvals, applications, certificates of need, certificates of exemption, franchises, accreditations and registrations and other governmental licenses, permits or approvals issued to such Seller with respect to the operation, development or expansion of any Hospital (the “Licenses”), including, without limitation, the Licenses described in Schedule 1.9(d);

(e) all of such Seller’s interest, to the extent assignable or transferable, in and to all real property and personal property leases with respect to the operation of any Hospital (the “Leases”), including, without limitation, those Leases described in Schedule 1.9(e);

(f) all of such Seller’s interest, to the extent assignable or transferable, in and to all contracts and agreements (including, but not limited to, purchase orders) with respect to the operation of any Hospital, (collectively, the “Contracts”), including without limitation, those Contracts described in Schedule 1.9(f); provided, however, the term Contracts as used in this Agreement shall exclude, (i) subject to Section 9.3, multi-hospital contracts as to which one of the Hospitals and one or more of Seller’s or Seller’s affiliates’ other acute care hospitals (which are not among the Hospitals) participate (the “Multi-Hospital Contracts”) and (ii) Seller Plans, to the extent included within the definition of Contracts;

(g) all of those advance payments, prepayments, prepaid expenses, deposits and the like of each Seller which exist as of the Closing Date, subject to the prorations provided in Section 1.8 of this Agreement, which were made with respect to the operation of any Hospital (the “Prepaids”), the current categories and amounts of which are set forth on Schedule 1.9(g);

(h) except as excluded by Section 1.10(j), all inventories of each Seller of supplies, drugs, food, janitorial and office supplies and other disposables and consumables located at any of the Hospitals, or used with respect to the operation of any of the Hospitals (the “Inventory”);

(i) except as excluded by Sections 1.10(d), 1.10(e), 1.10(h), and 1.10(p), all documents, records, operating manuals, files and computer software of each Seller with respect to the operation of any of the Hospitals, including, without limitation, all patient records, medical records, employee records, financial records with respect to the operation of any of the Hospitals, equipment records, construction plans and specifications, and medical and administrative libraries;

(j) to the extent assignable, all rights of each Seller in all warranties of any manufacturer or vendor in connection with the Personal Property;

(k) all goodwill of the businesses evidenced by the Assets;

(l) all insurance proceeds payable to any Seller arising in connection with property damage to the Assets occurring after the Effective Date and prior to the Effective Time, to the extent not expended on the repair or restoration of the Assets;

(m) the names, symbols, telephone numbers and world-wide web addresses used by any Seller with respect to the operation of any of the Hospitals, including, without limitation, the names of the Hospitals set forth on Schedule 1.9(m) and all variants thereof;

(n) any current assets of Seller with respect to the operation of any of the Hospitals (which are not otherwise specifically described above in this Section 1.9) which are included in Net Working Capital, as determined pursuant to Sections 1.2 and 1.4; and

(o) the Shares;

provided, however, that the Assets shall not include the Excluded Assets as defined in Section 1.10 below.

1.10 Excluded Assets. Notwithstanding anything to the contrary in Section 1.9, Seller shall retain all assets owned directly or indirectly by it (or any of Seller’s affiliates) which are not among the Assets, including, without limitation, the following assets of Seller or TRH (collectively, the “Excluded Assets”):

(a) cash, cash equivalents and short-term investments;

(b) all intercompany receivables of Seller or TRH with any of Seller’s or TRH’s affiliates;

(c) any current assets of Seller or TRH with respect to the operation of any of the Hospitals which are not included in Net Working Capital, as determined pursuant to Sections 1.2 and 1.4;

(d) computer software, programs and hardware which is proprietary to Seller, TRH and/or Seller’s respective affiliates, data processing system manuals and licensed software materials, as more particularly described in Schedule 1.10(d);

(e) all of Seller’s, TRH’s or any affiliate of Seller’s proprietary manuals, marketing materials, policy and procedure manuals, standard operating procedures and marketing brochures, data studies or analyses;

(f) any asset which would revert to the employer upon the termination of any Seller Plan, including assets representing a surplus or overfunding of any Seller Plan;

(g) all national or regional contracts of Seller, TRH or any respective affiliate thereof which are made available to any of the Hospitals by virtue of the Hospitals being an affiliate of THC or Tenet HealthSystem;

(h) the names “Tenet Healthcare Corporation”, “Tenet”, “Tenet HealthSystem”, “OrNda HealthCorp”, and any other names, symbols or world-wide web addresses (including, without limitation any world-wide web address containing “tenethealth.com”) not used exclusively at any of the Hospitals, all abbreviations and variations thereof and service marks, symbols and logos related thereto, together with any promotional material, stationery, supplies or other items of inventory bearing such names or symbols or abbreviations or variations thereof;

(i) all current contracts between Seller or TRH and any affiliate of Seller with respect to the operation of any Hospital, except those approved in writing by Seller and Purchaser to be assigned to Purchaser (or to be retained by TRH) on or after the Effective Time;

(j) the portions of Inventory (including inventory items of the TRH Businesses), Prepaids (including prepaids of the TRH Businesses) and other Assets (including assets of TRH) disposed of, expended or canceled, as the case may be, by any Seller or TRH after the Effective Date and prior to the Effective Time in the ordinary course of business;

(k) assets owned and provided by vendors of services or goods to any of the Hospitals;

(l) all accounts, notes, interest and other receivables of Seller or TRH, and all claims, rights, interests and proceeds related thereto, including all accounts and other receivables, disproportionate share payments and cost report settlements related thereto, arising from the rendering of services to inpatients and outpatients at any Hospital, billed and unbilled, recorded and unrecorded, for services provided by Seller while owner of the Assets or provided by TRH prior to the Effective Time, whether payable by private pay patients, private insurance, third party payors, Medicare, Medicaid, Tricare, Blue Cross, or by any other source and including accounts, notes or other amounts receivable from physicians (“Accounts Receivable”);

(m) all documents, records, correspondence, work papers and other documents relating to the Accounts Receivable, the Seller Cost Reports or Agency Settlements (the “Receivable Records”);

(n) all claims, rights, interests and proceeds with respect to state or local tax refunds (including but not limited to property tax) resulting from periods ending prior to the Effective Time, and the right to pursue appeals of same;

(o) Seller’s or TRH’s rights and interests under the Multi-Hospital Contracts;

(p) all of Seller’s corporate (or organizational) record books and minute books;

(q) any Owned Real Property not purchased by, or any Leased Real Property not assigned to, Purchaser pursuant to Section 1.14(b)(ii);

(r) all insurance proceeds arising in connection with property damage to any Owned Real Property not purchased by, or any Leased Real Property not assigned to, Purchaser pursuant to Section 1.14(b)(ii);

(s) any retroactive adjustments received from Missouri Medicaid and/or MHA Management Services Corporation for any Hospital located in Missouri for the State of Missouri fiscal year ending June 30, 2004 (with Seller being entitled to a pro rata share of the additional reimbursement attributable to that portion of such State of Missouri fiscal year which precedes the Effective Time); and

(t) any assets (including, without limitation, contracts or leases) identified in Schedule 1.10(t).

1.11 Assumed Obligations. On the Closing Date, Seller shall assign, and Purchaser shall assume and agree to discharge on and after the Effective Time, the following liabilities and obligations of Seller and only the following liabilities and obligations (collectively, the “Assumed Obligations”) (the underlying liabilities of TRH shall be transferred indirectly to Purchaser by virtue of the transfer of the Shares to Purchaser; provided, that the liabilities of TRH described in Section 1.12 shall be among the Excluded Liabilities for purposes of this Agreement):

(a) all current liabilities of Seller with respect to the operation of any of the Hospitals prior to the Effective Time which are included in Net Working Capital, as determined pursuant to Sections 1.2 and 1.4;

(b) the Contracts, but only to the extent of the obligations arising thereunder with respect to events or periods on and after the Effective Time;

(c) the Leases, including the capital lease obligations of Seller listed on Schedule 1.11(c) with respect to the Hospitals, but only to the extent of the obligations arising thereunder with respect to events or periods on and after the Effective Time;

(d) any and all obligations of Seller or TRH under the Worker Adjustment and Retraining Notification Act (“WARN”) with respect to the operation of the Hospitals as a result of (i) the consummation of the transaction contemplated by this Agreement (provided that Seller and TRH has, with respect to the operation of the Hospitals, complied with WARN prior to the Effective Time), (ii) the acts of Purchaser or any affiliate of Purchaser on and after the Effective Time (taking into account Seller’s and/or TRH’s employee terminations set forth on Schedule 2.13(c)) or (iii) Purchaser’s breach of its covenants with respect to the Hired Employees or the TRH Employees as set forth in Section 5.3;

(e) the paid time off pay (excluding the Sick Pay Amount as of the Closing Date, the assumption of which is set forth in Section 1.11(f)), including CashPlus liabilities of Seller and Seller’s affiliates (other than TRH) with respect to the Hired Employees; provided, however, if Seller or any affiliate of Seller (other than TRH) satisfies any portion of such obligations and liabilities existing as of the Closing Date by payment to a Hired Employee, then Purchaser shall reimburse Seller the amount of such payment at Closing and the Final Balance Sheet shall be adjusted accordingly;

(f) the Sick Pay Amount as of the Closing Date;

(g) all unpaid real and personal property taxes, if any, that are not overdue attributable to the Assets prior to the Effective Time, subject to the prorations provided in Section 1.8;

(h) all utilities being furnished to the Assets, subject to the prorations provided in Section 1.8; and

(i) any other obligations and liabilities identified in Schedule 1.11(i).

It is expressly understood and agreed that Purchaser shall not assume nor shall Purchaser be liable for any liability, obligation, governmental overpayment, claim against or contract of any Seller, any affiliate of any Seller or any Hospital of any kind or nature, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, and whether or not recorded on the books and records of any Seller or any affiliate of any Seller, arising out of any event occurring prior to the Effective Time, unless such liability, obligation, claim or contract is expressly assumed by Purchaser pursuant to the terms of this Agreement, the Bills of Sale or the Real Estate Assignments.

1.12 Excluded Liabilities. Notwithstanding anything to the contrary in Section 1.11, Purchaser shall not assume or become responsible for any of Seller’s duties, obligations or liabilities that are not assumed by Purchaser pursuant to the terms of this Agreement, the Bills of Sale or the Real Estate Assignments (the “Excluded Liabilities”), and Seller shall remain fully and solely responsible for all of Seller’s debts, liabilities, contract obligations, expenses, obligations and claims of any nature whatsoever related to the Assets or the Hospitals (other than the TRH Businesses) unless assumed by Purchaser under this Agreement, in the Bills of Sale or in the Real Estate Assignments. The Excluded Liabilities shall include, without limitation:

(a) any current liabilities of Seller or TRH with respect to the operation of any of the Hospitals prior to the Effective Time (i) which are not included in Net Working Capital, as determined pursuant to Sections 1.2 and 1.4 and (ii) which are not otherwise specifically included in the Assumed Obligations;

(b) all liabilities of Seller or TRH arising out of or relating to any act, omission, event or occurrence connected with the use, ownership or operation by Seller or TRH of any of the Hospitals or any of the Assets prior to the Effective Time, other than as specifically included in the Assumed Obligations;

(c) all liabilities of Seller or TRH in connection with claims of professional malpractice to the extent arising out of or relating to acts, omissions, events or occurrences prior to the Effective Time;

(d) all liabilities of Seller or TRH for their respective shares of matching contributions for eligible beneficiaries’ 401(k) plans, Section 125 plans and other Seller Plans and all administrative costs associated with such welfare benefit plans arising prior to the Effective Time;

(e) all liabilities of Seller or TRH relating to the Seller Cost Reports with respect to periods ending prior to the Effective Time;

(f) all liabilities of Seller or TRH for violations of any law, regulation or rule to the extent arising from acts or omissions prior to the Effective Time, including, without limitation, those pertaining to Medicare and Medicaid fraud or abuse;

(g) all liabilities of Seller or TRH under the Multi-Hospital Contracts;

(h) all liabilities of Seller or TRH for commissions or fees owed to any finder or broker in connection with the transactions contemplated hereunder;

(i) all intercompany receivables of any Seller owed or payable to any other Seller or any of Seller’s affiliates;

(j) any liability or obligation of any kind or nature, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, arising out of or related to the TRH Businesses prior to the Effective Time or any ERISA or similar plan maintained for the benefit of any employees of the TRH Businesses prior to the Effective Time, other than as specifically included in the Assumed Obligations; and

(k) any other obligations and liabilities identified on Schedule 1.12(k).

1.13 Disclaimer of Warranties. Except as expressly set forth in Article 2 hereof, the Assets transferred to Purchaser will be sold by Seller and purchased by Purchaser in their physical condition at the Effective Time, “AS IS, WHERE IS AND WITH ALL FAULTS AND NONCOMPLIANCE WITH LAWS” WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, with respect to the Real Property, land, buildings and improvements, and WITH NO WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, with respect to the physical condition of the Personal Property and Inventory, any and all of which warranties (both express and implied) Seller hereby disclaims. All of the foregoing real and personal property shall be further subject to normal wear and tear on the land, buildings, improvements and equipment and normal and customary use of the inventory and supplies in the ordinary course of business up to the Effective Time. All of the foregoing provisions and disclaimers contained in this Section 1.13 shall also be applicable to the assets comprising the TRH Businesses.

1.14 Risk of Loss. The risk of loss or damage to any of the Assets, Personal Property, Owned Real Property, the Hospitals and all other property, transfer of which is contemplated by this Agreement, shall remain with Seller until the Effective Time and Seller shall (and shall cause TRH to, as applicable) maintain its insurance policies covering the Assets, Personal Property, Owned Real Property, the Hospitals and all other property through the Effective Time. References in Sections 1.10(q), 1.10(r) and this Section 1.14 to “Assets”, “Leased Real Property”, “Owned Real Property” and “Real Property” shall be interpreted as if such terms included the applicable underlying assets of TRH.

(a) With respect to all Hospitals (including the Real Property and other Assets related thereto) that are located in a single State (the States in which the Hospitals are located being Florida, Tennessee and Missouri), if, prior to the Closing, all or any part of one or more Hospitals located in a State is destroyed or damaged by fire or the elements or by any other cause where such damage or destruction is in the aggregate (the “Aggregate Damage”) less than twenty percent (20%) of the Purchase Price allocable to all the Hospitals in such State as set forth on Schedule 1.14(a), the parties’ duties and obligations under this Agreement shall not be affected and the Closing shall proceed as scheduled; provided, however, Seller shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest in and to any insurance proceeds on account of such damage or destruction and, if such insurance policy proceeds are insufficient to repair, restore and/or replace the Hospital(s) or other affected Assets, the difference between the cost to repair, restore and/or replace and the amount of such proceeds shall be deducted from the Cash Purchase Price allocable to such Hospital as set forth on Schedule 1.14(a). If prior to the Closing, all or any part of one or more Hospitals located in a State is destroyed or damaged by fire or the elements or by any other cause where the Aggregate Damage exceeds twenty percent (20%) of the Purchase Price allocable to all the Hospitals in such State as set forth on Schedule 1.14(a), Purchaser may elect to (i) purchase such Hospitals, and the Closing shall proceed as scheduled (provided, however, at the Closing Seller shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest in and to any insurance proceeds on account of such damage or destruction loss plus the amount of any deductibles under such insurance policies) or (ii) terminate the Agreement as to all, but not less than all, of the Hospitals located in such State by the delivery of a written notice to Seller (the “Casualty Termination Notice”), and, in such event, an appropriate adjustment to the Purchase Price shall be made by Purchaser and Seller, based upon the amounts set forth on Schedule 1.14(a). In such latter event, the parties’ duties and obligations under this Agreement with respect to Hospitals located in other States shall not be affected and the Closing as to such Hospitals shall proceed as scheduled. If Purchaser and Seller are unable to agree upon the amount of the Aggregate Damage, the amount of the Aggregate Damage shall be determined by the Independent Auditor pursuant to Section 1.14(c).

(b) If, prior to the Closing, all or any part of a parcel of the Real Property is made subject to an eminent domain proceeding which would in Purchaser’s reasonable judgment materially adversely impair access to the Real Property or be materially adverse to the operation of the Hospitals, Purchaser may elect to (i) purchase such affected Owned Real Property, or take assignment of such Leased Real Property, and the Closing shall proceed as scheduled (provided, however, at the Closing Seller shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest in and to any award in such eminent domain proceeding) or (ii) not purchase the affected Owned Real Property, or not take assignment of such Leased Real Property, and, in such event, an appropriate adjustment to the Cash Purchase Price shall be made by Purchaser and Seller. If Purchaser and Seller are unable to agree upon the amount of the adjustment described in subsection (ii) of the preceding sentence by the Original Closing Date, the adjustment shall be resolved by the Independent Auditor pursuant to Section 1.14(c).

(c) If pursuant to either Section 1.14(a) or 1.14(b), the amount of the Aggregate Damage (and any applicable Cash Purchase Price adjustment) is to be determined by the Independent Auditor, within fifteen (15) calendar days after the occurrence of the damage to the Hospital at issue (the “Submittal Date”), each party shall submit to the other party and to the Independent Auditor its proposed Aggregate Damage (and any applicable Cash Purchase Price adjustment) as a result of the event(s) contemplated by either Section 1.14(a) or 1.14(b), along with a detailed description of the basis for such amount and any applicable adjustment. Within ten (10) calendar days after the Submittal Date (the “Decision Date”), the Independent Auditor, acting as an expert and not as an arbitrator, shall select either the Aggregate Damage (and any applicable Cash Purchase Price adjustment) proposal of Seller or the Aggregate Damage (and any applicable Cash Purchase Price adjustment) proposal of Purchaser as the definitive amount of the Aggregate Damage (and any applicable adjustment to the Cash Purchase Price). If the Aggregate Damage exceeds twenty percent (20%) of the Purchase Price allocable to all the Hospitals in such State as set forth on Schedule 1.14(a), Purchaser shall thereafter have the right to terminate this Agreement with respect to the Hospitals in such State by delivery of a Casualty Termination Notice to Seller. If either Purchaser or Seller fails to timely provide its proposed Aggregate Damage (and any applicable Cash Purchase Price adjustment) to the Independent Auditor, the Aggregate Damage (and any applicable Cash Purchase Price adjustment) shall be the amount proposed by the submitting party and, provided that the Aggregate Damage exceeds twenty percent (20%) of the Purchase Price allocable to all the Hospitals in such State as set forth on Schedule 1.14(a), Purchaser shall thereafter have the right to provide a Casualty Termination Notice and terminate this Agreement with respect to the Hospitals in the State with respect to which the event occurred. If neither party submits its proposed Aggregate Damage (and any applicable Cash Purchase Price adjustment) to the Independent Auditor, no adjustment to the Cash Purchase Price shall be made and Purchaser shall not have the right to provide a Casualty Termination Notice. The decision of the Independent Auditor shall be conclusive and binding as between Purchaser and Seller, and the costs of such review shall be borne by the party whose proposed Aggregate Damage (and any applicable Cash Purchase Price adjustment) is not selected by the Independent Auditor. Upon any such determination of the adjustment to the Cash Purchase Price in accordance with this Section 1.14, the parties shall, subject to the terms and conditions of this Agreement, consummate the transactions contemplated by this Agreement at a mutually agreeable time and place, in accordance with the provisions of this Agreement. If pursuant to either Section 1.14(a) or 1.14(b), the amount of the Aggregate Damage (and any applicable Cash Purchase Price adjustment) is to be determined by the Independent Auditor and either the Submittal Date or the Decision Date falls on a day which is on or after the Termination Date or the Extended Termination Date, as applicable, then the Termination Date or the Extended Termination Date, as applicable, shall be extended to the date which is ten (10) days after the Decision Date.

1.15 State-by-State Staggered Closings

(a) As contemplated by Sections 4.7 and 5.1 of this Agreement, respectively, if a single Closing of all the Hospitals does not occur on or before October 31, 2003, Seller and Purchaser shall use reasonable commercial efforts to cause the conditions set forth in Articles 6 and 7 to be satisfied on a state-by-state basis.

(b) In the event a single Closing of all the Hospitals has not occurred by October 31, 2003 (as contemplated by Section 1.15(a) above), and if all conditions precedent to the obligations of Seller and Purchaser contained in Articles 6 and 7, respectively, with respect to all the Hospitals that are located within a single state, as identified on Schedule 1.15(b) (each, a “State System”), have been met, performed or fulfilled, Seller and Purchaser shall each be obligated to consummate the purchase of such State System at a Closing in accordance with and subject to this Section 1.15 (each, a “State System Closing”), without regard to whether all conditions precedent with respect to the Hospitals attributable to other State Systems are at such time satisfied or waived. Accordingly, the parties acknowledge and agree that there may be two (2) or more State System Closings at which the Assets attributable to different States are transferred to Purchaser.

(c) Notwithstanding anything to the contrary set forth elsewhere in this Agreement, in the event of a State System Closing, this Section 1.15(c) shall apply to such Closing, and govern the parties’ respective rights and obligations under the Agreement;

(i) If and to the extent there is a State System Closing, any and all references in this Agreement to the defined term “Closing” shall be deemed to refer to such State System Closing, and the defined terms “Closing Date” and “Effective Time” shall be deemed to refer to the date on (the “State System Closing Date”), and time at, which such State System Closing occurs. Any and all references in this Agreement to defined terms relating to assets to be transferred (or excluded) or liabilities to be assumed (or excluded) in connection with the Closing including, without limitation, “Assets,” “Excluded Assets,” “Assumed Obligations”, and “Excluded Liabilities”, shall be deemed to refer only to the assets or liabilities that are part of the State System to be transferred (or excluded, as the case may be) at such State System Closing. Except to the extent this Section 1.15(c) expressly indicates to the contrary, any and all references to the rights and obligations of, or actions to be taken by, either party in connection with the Closing shall be deemed to refer to rights and obligations held, or actions to be taken, in connection with a State System Closing, but only with reference to the Hospitals that are subject to such State System Closing;

(ii) The post-Closing adjustment process relating to Net Working Capital that is set forth in Sections 1.3 and 1.4 of the Agreement shall apply separately with respect to each State System Closing, and the Hospitals to be transferred (or excluded) at such State System Closing, in accordance with the principles of this Section 1.15(c) set forth immediately above;

(iii) In the event of a State System Closing, the portion of the Cash Purchase Price payable under Section 1.7.1 at such State System Closing (subject to adjustment pursuant to Section 1.2 with respect to such State System Closing) shall be determined based upon the relative EBITDA contributions for the State Systems as described in Schedule 1.15(c) attached hereto;

(iv) As contemplated by Section 1.15(c)(i) above, and the principles set forth therein, (x) Seller and Purchaser shall be deemed to remake, as of the applicable State System Closing Date, all of the representations and warranties of such party that are set forth in Articles 2 and 3 of this Agreement, respectively, with respect to the Hospitals being transferred as of such State System Closing Date, and (y) Seller and Purchaser shall be deemed to make and be bound by all of the covenants of such party that are set forth in Article 4 and 5 of this Agreement, respectively, with respect to the Hospitals being transferred as of such State System Closing Date;

(v) Each of the conditions precedent set forth in Articles 6 and 7 shall be interpreted to apply solely to the Hospitals to be transferred at the related State System Closing (even if the literal language of a condition precedent is not, by its terms, so limited);

(vi) This Agreement may be terminated,

(A) in its entirety (i.e., as to the purchase by Purchaser of all State Systems as to which no Closing has then occurred) at any time prior to the last State System Closing under the circumstances set forth in Section 8.1 (a), (b), (c) and (e) (with the circumstances set forth in Section 8.1(e) being interpreted to include all Hospitals, including the Hospitals which have been the subject of any prior State System Closing); provided, however, if a State System Closing has previously occurred and Purchaser provides Seller with a written notice of breach of this Agreement pursuant to Section 8.1(c) or Seller provides Purchaser with a written notice of breach of this Agreement pursuant to Section 8.1(b), Seller or Purchaser, as appropriate, shall have the right, by providing written notice to the other, to (I) extend the fifteen (15) business day cure period set forth in Section 8.1(b) or Section 8.1(c), as appropriate, up to an additional sixty (60) calendar days and (II) extend the Termination Date and the Extended Termination Date up to an additional sixty (60) calendar days;

(B) in accordance with Section 8.1(f), with respect to any specific State System as to which no State System Closing has yet occurred;

(C) solely with respect to the Hospitals in a single State, upon the delivery of a Casualty Termination Notice to Seller in accordance with Section 1.14;

(vii) If this Agreement is terminated pursuant to Section 8.1,

(A) as modified by Section 1.15(c)(vi)(A), Section 8.2 shall be applied in the manner described therein, or

(B) with respect to any specific State System, as contemplated by Section 1.15(vi)(C), Section 8.2 shall apply as to those rights and obligations of the parties that were attributable to the State System subject to such termination;

(viii) For purposes of Section 10.1 of this Agreement, the survival period of representations, warranties, covenants, agreements and indemnifications of Purchaser and

Seller that are attributable to one or more State Systems transferred on a State System Closing Date shall be measured from such State System Closing Date; and

(x) For purposes of Section 10.2 and 10.3 of this Agreement, in the event of one or more State System Closings, the limitations on Seller’s and Purchaser’s liability thereunder shall be unaffected, except that (A) the maximum aggregate liability of Seller to Purchaser pursuant to Section 10.2.2(b), subject to any exceptions set forth therein, shall not exceed the actual aggregate Cash Purchase Price with respect to all State System Closings (as thereafter adjusted pursuant to Section 1.4) and (B) the maximum aggregate liability of Purchaser to Seller pursuant to Section 10.3.2(b), subject to any exceptions set forth therein, shall not exceed, subsequent to Purchaser paying the actual Cash Purchase Price at each State System Closing (as thereafter adjusted pursuant to Section 1.4), an additional amount equal to the actual aggregate Cash Purchase Price with respect to all State System Closings (as thereafter adjusted pursuant to Section 1.4).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, each Seller jointly and severally hereby represents, warrants and covenants to Purchaser as to the following matters, except as disclosed in the disclosure schedule as of the Effective Date, as may be amended pursuant to the terms of this Agreement (the “Disclosure Schedule”) hereby delivered by Seller to Purchaser. Except as otherwise provided herein, Seller shall be deemed to remake all of the following representations, warranties and covenants as of the Closing Date:

2.1 Authorization. Seller has full corporate power and authority to enter into this Agreement and full power and authority to carry out the transactions contemplated hereby.

2.2 Binding Agreement. All corporate and other actions required to be taken by each Seller to authorize the execution, delivery and performance of this Agreement, all documents executed by such Seller which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly executed, taken or obtained by Seller. No other corporate or other action on the part of any Seller is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller and, assuming due and valid execution by Purchaser, this Agreement constitutes a valid and binding obligation of such Seller enforceable in accordance with its terms subject only to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

2.3 Organization and Good Standing; No Violation; Affiliates.

(a) Except with respect to any Seller which is a limited liability company, each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each Seller which is a limited liability company is duly organized and validly existing under the laws of the state of its organization. Each Seller has full power and authority to own, operate, lease and transfer its properties and to carry on its businesses as now conducted.

(b) Neither the execution and delivery by any Seller of this Agreement nor the consummation of the transactions contemplated hereby by any Seller nor compliance with any of the material provisions hereof by any Seller, will violate, conflict with or result in a breach of any material provision of Seller’s articles of incorporation or bylaws, respectively or other organizational documents with respect to any Seller which is a limited liability company.

2.4 Contracts and Leases.

(a) Schedule 1.9(e) includes a list of all Leases in respect of Real Property or Personal Property which (i) (A) require lease payments by any Seller with respect to the operation of any Hospital during the remaining term of such Lease in excess of Twenty Five Thousand Dollars ($25,000) and (B) either have a remaining term in excess of twelve (12) months or cannot be terminated by the applicable Seller upon notice of one hundred eighty (180) calendar days or less or (ii) are with any of the Hospitals’ referral sources (as determined by applicable health care laws, rules and regulations), including physicians. The Leases set forth on Schedule 1.9(e) are referred to herein as the “Material Leases.”

(b) Schedule 1.9(f) includes a list of all Contracts which (i) (A) require the payment by any Seller with respect to the operation of any Hospital during the remaining term of such instrument in excess of Twenty Five Thousand Dollars ($25,000) and (B) either have a remaining term in excess of twelve (12) months or cannot be terminated by the applicable Seller upon notice of one hundred eighty (180) calendar days or less, or (ii) are with any of the Hospitals’ referral sources (as determined by applicable health care laws, rules and regulations), including physicians. The Contracts set forth on Schedule 1.9(f) are referred to herein as the “Material Contracts.”

(c) Other than any Material Contract or Material Lease listed on Schedule 1.10(t), each Material Contract and each Material Lease is in full force and effect and is the valid and binding obligation of Seller and, to the knowledge of Seller, of each other party thereto.

2.5 Required Consents. Except as set forth on Schedule 2.5, Seller is not a party to or bound by, nor are any of the Assets subject to, any mortgage, material lien, deed of trust, any Material Lease or any Material Contract, or any material order, judgment or decree which (a) requires the consent of another to the execution of this Agreement or (b) requires the consent of another to consummate the transactions contemplated by this Agreement.

2.6 Compliance With Laws and Contracts.

(a) Except as set forth in Schedule 2.6(a), Seller, with respect to the operation of the Hospitals, is in compliance with all applicable laws, statutes, ordinances, orders, rules, regulations, policies, guidelines, licenses, certificates, certificates of need, judgments or decrees of all judicial or governmental authorities (federal, state, local, foreign or otherwise), except where the failure to be in such compliance would not have a material adverse effect on the Assets or the business of the Hospitals. Seller, with respect to the operation of the Hospitals, has not been charged with or given notice of, and to the best knowledge of Seller, Seller, with respect to the operation of the Hospitals, is not under investigation with respect to, any violation of, or any obligation to take remedial action under, any applicable (i) material law, statute, ordinance, rule, regulation, policy or guideline promulgated, (ii) material license, certificate or certificate of need issued, or (iii) order, judgment or decree entered, by any federal, state, local or foreign court or governmental authority relating to the Hospitals or the business of the Hospitals. Notwithstanding the foregoing, no provision of this Section 2.6(a) shall be deemed a representation or warranty by Seller as to compliance with any Environmental Laws (as defined in Section 2.6(c) below).

(b) Seller’s ownership and operation of the respective Hospitals and the Assets are and have been in compliance with all Environmental Laws, except where the failure to be in such compliance would not have a material adverse effect on the Assets or the business of the Hospitals. Each Seller has obtained all licenses, permits and approvals necessary or required under all applicable Environmental Laws (the “Environmental Permits”) for the ownership and operation of its respective Hospitals and the Assets. All such Environmental Permits are in effect and, to Seller’s knowledge, no action to revoke or modify any of such Environmental Permits is pending. There is not now pending or, to Seller’s knowledge, threatened, any claim, investigation or enforcement action by any governmental authority (whether judicial, executive or administrative) concerning Seller’s potential liability under Environmental Laws in connection with the ownership or operation of the Hospitals or the Assets. To Seller’s knowledge, there has not been a release or threatened release of any Hazardous Substance at, upon, in, under or from the Hospitals or the Assets at any time.

(c) For the purposes of this Agreement, the term “Environmental Laws” shall mean all state, federal or local laws, ordinances, codes or regulations relating to Hazardous Substances or to the protection of the environment, including, without limitation, laws and regulations relating to the storage, treatment and disposal of medical and biological waste. For purposes of this Agreement, the term “Hazardous Substances” shall mean (i) any hazardous or toxic waste, substance, or material defined as such in (or for the purposes of) any Environmental Laws, (ii) asbestos-containing material, (iii) medical and biological waste, (iv) polychlorinated biphenyls, (v) petroleum products, including gasoline, fuel oil, crude oil and other various constituents of such products, and (vi) any other chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any Environmental Laws.

(d) Except as set forth on Schedule 2.6(d), to Seller’s knowledge, Seller has performed all material obligations relating to the Assets and the business of the Hospitals, and is not in breach or default, nor do any circumstances exist which with or without notice or lapse of time, or both, would result in breach or default, nor is there any claim of such breach or default with respect to any obligation to be performed, under any Material Contract, Material Lease, guaranty, indenture or loan agreement relating to the Assets or the business of the Hospitals, which breach or default or its consequences might materially adversely affect the Assets or the business of the Hospitals.

2.7 Title; Sufficiency.

(a) Each Seller has good and marketable fee simple or leasehold title, as the case may be, to its respective Real Property. Each Seller has good and valid title to its respective Personal Property.

(b) The Real Property and the Personal Property is held by each respective Seller free and clear of all liens, pledges, claims, charges, security interests or other encumbrances and is not, in the case of the Real Property, subject to any rights-of-way, building or use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to such properties, (i) liens for current real property taxes and assessments, (ii) mechanics’, carriers’, workmen’s, repairmen’s and other statutory liens, rights of way, building or use restrictions, exceptions, easements, covenants, variances, reservations and other limitations of any kind, if any, which do not materially impair the ordinary business operations of any particular Hospital or for which, in respect of matters affecting title to the Real Property, title insurance coverage has been obtained, (iii) those standard printed exceptions customarily set forth in title reports or title policies (other than exceptions for matters identified in the Surveys with respect to the Real Property), and (iv) other such encumbrances as are set forth in Schedule 2.7(b). None of the Real Property is subject to a pending, or to Seller’s knowledge threatened, condemnation or similar proceeding.

(c) The Inventory with respect to each Hospital is, and at the Closing Date will be, maintained in such quality and quantities as is consistent with such Hospital’s historical practices.

(d) The Assets and the Excluded Assets comprise substantially all of the property and assets used in the conduct of the businesses and operation of the Hospitals.

2.8 Certain Representations With Respect to the Hospitals.

(a) All licenses, certifications and certificates of need which are necessary to operate the business of each respective Hospital by each respective Seller are valid and in good standing, except where the failure to have such licenses, certifications and certificates of need would not have a material adverse effect on the Assets or the business of the Hospitals. Each of the hospitals is duly licensed by the state in which it is situated to operate as a general acute care hospital having the number of beds set forth on Schedule 2.8(a).

(b) The Hospitals are duly accredited by the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”) for the periods set forth in Schedule 2.8(b).

(c) The Hospitals are certified for participation in the Medicare, Medicaid and Tricare programs and have current and valid provider contracts with each of such programs and are in compliance in all material respects with the conditions of participation in such programs. Except as set forth in Schedule 2.8(c), Seller has not received notices from any regulatory authorities which enforce the statutory or regulatory provisions in respect of any of the Medicare, Medicaid or Tricare programs of any pending or threatened investigations with respect to the operation of the Hospitals.

(d) Notices of Program Reimbursement have been issued by the applicable fiscal intermediary with respect to the cost reports of the Hospitals for Medicare, Medicaid (if required) and Blue Cross (if required) through the periods set forth in Schedule 2.8(d) (the “Audit Periods”). Each of such reports was timely filed. Seller has not received written notice of any material dispute between any Hospital and the applicable governmental agency or private entity, or their intermediaries or representatives, regarding such cost reports for periods subsequent to the periods specified in Schedule 2.8(d). There are no pending or, to Seller’s knowledge, threatened material claims by any of such programs against any Hospital with respect to the Audit Periods or any period thereafter.

(e) With respect to the operation of the Hospitals, Seller has no outstanding loan, grant or loan guarantee pursuant to the Hill-Burton Act (42 USC Section 291a, et seq.) and the transaction contemplated hereby will not result in any obligation on the part of the Purchaser or the Hospitals to repay any such loans, grants, or loan guarantee or provide uncompensated care in consideration thereof.

2.9 Brokers and Finders. Other than Citigroup, neither Seller nor any affiliate thereof, nor any officer or director thereof, has engaged any investment banker, finder, broker, agent or other intermediary in connection with the transactions contemplated hereunder. Seller shall be solely responsible for, and hereby indemnifies Purchaser against, any payments to Citigroup required to be made in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

2 .10 Financial Statements. The audited financial statements of each Seller (other than THH) with respect to the assets, liabilities and operations of the Hospitals (other than Seven Rivers Community Hospital and its associated businesses that are included within the MOBs and the Other Businesses) as of December 31, 2001 and December 31, 2002, and for the three year period ending December 31, 2002, the audited financial statements of THH with respect to the assets, liabilities and operations of Seven Rivers Community Hospital and its associated businesses that are included within the MOBs and the Other Businesses as of May 31, 2002, and May 31, 2003, and for the three year period ending May 31, 2003 (all such audited financial statements referred to in this Section 2.10, collectively as the “Audited Statements”), the reviewed financial statements of each Seller (other than THH) with respect to the assets, liabilities and operations of the Hospitals (other than Seven Rivers Community Hospital and its associated businesses that are included within the MOBs and the Other Businesses) as of June 30, 2003, and for the six months then ended (the “Reviewed Statements”), the unaudited financial statements of THH with respect to the assets, liabilities and operations of Seven Rivers Community Hospital and its associated businesses that are included within the MOBs and the Other Businesses as of June 30, 2003, the unaudited financial statements of each Seller with respect to the assets, liabilities and operations of the Hospitals for months subsequent to June 2003 as made available pursuant to Section 4.5 (all such unaudited financial statements referred to in this Section 2.10, collectively as the “Unaudited Statements”), the Interim Balance Sheet and the Final Balance Sheet (the Audited Statements, the Reviewed Statements, the Unaudited Statements, the Interim Balance Sheet and the Final Balance Sheet are collectively referred to herein as the “Financial Statements”) have been or will be prepared from the books and records of each Seller. The Audited Statements, the Reviewed Statements and the Unaudited Statements are attached as Schedule 2.10. The balance sheets included in the Financial Statements fairly present, or will fairly present, the financial position of each Seller with respect to the operations of the Hospitals as of the respective dates thereof and the other financial statements included therein present or will present fairly the results of operations for the periods indicated, in each case with respect to both balance sheets and other financial statements in conformity with generally accepted accounting principles consistently applied during such periods, except that the Financial Statements (other than the Audited Statements) (a) do not reflect all cost report adjustments, allocations or adjustments of overhead, intercompany interest or income taxes, and other year-end adjustments, (b) do not contain footnotes, (c) were prepared without physical inventories except for the Final Balance Sheet for which a physical inventory will be taken in accordance with Section 1.3, (d) do not contain an unaudited statement of cash flow, (e) omit substantially all the disclosures required by generally accepted accounting principles, (f) are not restated for subsequent events, (g) do not reflect all adjustments for impairment of long-lived assets or goodwill, or restructuring charges or the reclassification of assets held for sale on the balance sheet, (h) do not reflect accounts receivable sale transactions with an affiliate and (i) may not fully reflect the following liabilities: (A) vacation, holiday and similar accruals and accruals in respect of Seller’s or any affiliate of Seller’s self-insured employee health benefits, (B) liabilities payable in connection with workers’ compensation claims, (C) liabilities payable pursuant to any employee welfare benefit plan (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), maintained by Seller or any affiliate of Seller on account of any of the Hospitals’ employees, the chief executive officers of the Hospitals (“CEOs”), the chief financial officers of the Hospitals (“CFOs”), the chief operating officers of the Hospitals (“COOs”) and the chief nursing officers of the Hospitals (“CNOs”), (D) federal, state and local income or franchise taxes and (E) payroll and bonuses payable and vacation, holiday and similar accruals with respect to the CEOs, CFOs, COOs and CNOs. Except as set forth in the Financial Statements, to Seller’s knowledge, Sellers have no material liabilities of any nature, whether absolute, contingent or otherwise.

2.11 Legal Proceedings. Except as set forth on Schedule 2.11, there are no material claims, proceedings or investigations pending or, to the best knowledge of Seller, threatened, relating to or affecting Seller with respect to the operation of the Hospitals or any of the Assets before any court or governmental body (whether judicial, executive or administrative). Seller is not subject to any judgment, order, decree or other governmental restriction specifically (as distinct from generically) applicable to it or its assets, including the Assets, which would have a material adverse effect on the Assets or the business condition (financial or otherwise) of the Hospitals. There is no claim, proceeding, or investigation pending or, to the best knowledge of Seller, threatened, relating to or affecting Seller with respect to the operation of the Hospital before any court or governmental body (whether judicial, executive or administrative) which: (a) materially adversely affects or seeks to prohibit, restrain or enjoin the execution and delivery of this Agreement; (b) materially adversely affects or questions the validity or enforceability of this Agreement; (c) questions the power or authority of any Seller to carry out the transactions contemplated by, or to perform its obligations under, this Agreement; or (d) would result in any change which would materially adversely affect the ability of any Seller to perform any of its obligations hereunder.

2.12 Employee Benefits.

(a) Schedule 2.12(a) lists all employee benefit plans or other similar arrangements, whether oral or written, which Seller or any ERISA Affiliate sponsors, maintains, or to which contributions are made, for the benefit of employees of Seller who perform services for the Hospitals, including, without limitation, (1) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (2) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, and (3) any plan, agreement or arrangement providing for “fringe benefits” or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, medical, dental, hospitalization, life insurance and other types of insurance. The plans, agreements and arrangements described in this Section 2.12 are referred to herein as “Seller Plans”.

(b) None of the Seller Plans is, and within the last six years neither Seller nor any ERISA Affiliate has contributed to or had an obligation to contribute to, (i) a plan subject to Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) a “multiple employer plan” (within the meaning of Section 3(40) of ERISA or Section 413(c) of the Code), (iv) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), or (v) a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA).

(c) Neither the Hospitals nor any of the Assets are subject to any lien under ERISA or the Code.

(d) All of the Seller Plans have been administered in material compliance with ERISA and the applicable provisions of the Code. There are no “accumulated funding deficiencies” within the meaning of ERISA or the Code or any federal excise tax or other liability on account of any deficient fundings in respect of the Seller Plans. No reportable event(s) (within the meaning of ERISA) or prohibited transaction(s) (within the meaning of the Code), has occurred in respect of any of the Seller Plans that would result in any material liability to Seller. Other than claims for benefits, there are no pending or, to Seller’s knowledge, threatened, claims relating to the Seller Plans. To Seller’s knowledge, none of the Seller Plans discriminates in operation in favor of employees who are officers or who are highly compensated, except as permitted under the Code and ERISA. To Seller’s knowledge, all returns, reports, disclosure statements and premium payments required to be made under ERISA and the Code with respect to any of the Seller Plans have been timely filed or delivered, except where any such failure to file or deliver would not have a material adverse effect on Seller. Except as set forth on Schedule 2.12(d) and except for routine random audits or submissions by Seller to the Voluntary Compliance Resolution Program, none of the Seller Plans have been audited or investigated by either the Internal Revenue Service, the Department of Labor or the

Pension Benefit Guaranty Corporation within the last five (5) years, and there are no outstanding issues with reference to any of the Seller Plans pending before such governmental agencies.

(e) With respect to the Seller Plans, except as otherwise contained in the Assumed Obligations or as set forth in Section 5.3 of this Agreement, there is no liability, direct or indirect, absolute or contingent, which the Purchaser shall assume, or could reasonably be expected to assume, as part of the transactions contemplated by this Agreement or otherwise.

(f) For purposes of this Section 2.12 and the Agreement, “ERISA Affiliate” means any person or entity that is a member of “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Seller, as defined in Section 414 of the Code.

2.13 Personnel.

(a) Schedule 2.13(a) sets forth a complete list (as of the date set forth therein) of names, positions and current annual salaries or wage rates, bonus and other compensation and/or benefit arrangements, the paid time off pay, including CashPlus and Reserve Sick, and period of service credited for vesting as of the date thereof of all full-time and part-time employees of Seller with respect to the operation of the Hospitals and indicating whether such employee is a part-time or full-time employee.

(b) Except as set forth on Schedule 2.13(b), there are no labor union or collective bargaining agreements in effect with respect to the employees of Seller with respect to the operation of the Hospitals. There is no unfair practice complaint against Seller pending, or to the best knowledge of Seller, threatened, before the National Labor Relations Board with respect to the operation of the Hospitals. There is no labor strike, arbitration, dispute, slowdown or stoppage, and no union organizing campaign, pending or, to the best knowledge of Seller, threatened by or involving the employees of Seller with respect to the operation of the Hospitals.

(c) Schedule 2.13(c) sets forth a complete list (as of the date set forth therein) of the names and positions of all full-time employees of Seller with respect to the operation of the Hospitals that have been terminated without cause during the ninety (90) days immediately preceding the Closing Date.

2.14 Insurance. Seller maintains, and has maintained, without interruption, at all times during each Seller’s respective ownership of the Hospitals, self-insurance or policies or binders of insurance covering such risks and events, including personal injury, property damage, malpractice and general liability, to provide adequate and sufficient insurance coverage for all the assets and operations of the Hospitals. Schedule 2.14 contains a list of all such insurance maintained by Seller with respect to the operation of the Hospitals as of the Effective Date.

2.15 Solvency. No Seller is insolvent and no Seller will be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of each Seller’s tangible assets is in excess of the total amount of its respective liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) each Seller is able to pay its respective debts or obligations in the ordinary course as they mature; and (c) each Seller has capital sufficient to carry on its respective businesses and all businesses which it is respectively about to engage.

2.16 Seller Knowledge. References in this Agreement to “Seller’s knowledge”, “knowledge of Seller” or the “best knowledge of Seller” mean the actual knowledge of the CEOs, CFOs, COOs, and CNOs of the Hospitals, without independent investigation. No constructive or imputed knowledge shall be attributed to any such individual by virtue of any position held, relationship to any other Person or for any other reason.

2.17 Three Rivers. The Shares consist of one thousand (1,000) issued shares of common stock of TRH, which Shares in the aggregate constitute all of the issued and outstanding capital stock of TRH. All of the Shares have been duly authorized, validly issued and have been fully paid. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon TRH for the purchase or acquisition of any of the Shares or any securities convertible or exchangeable for shares of capital stock of TRH. No agreements or understandings exist with respect to the voting or sale of the Shares. The Shares will be transferred to Purchaser at Closing free and clear of all liens, pledges, security interests, rights of first refusal, options, restrictions, encumbrances and liabilities of any kind whatsoever. As THM will be conveying the Shares to Purchaser (and not the underlying assets of TRH), for purposes of Article 2 (a) the term “Seller” shall include TRH (provided that TRH shall not be a party to this Agreement) and (b) the terms “Assets”, “Contracts”, “Inventory”, “Leases”, “Personal Property” and “Real Property” shall include the applicable underlying assets of TRH. Schedule 2.17(a) contains a true and correct copy of the Articles of Incorporation and Bylaws of TRH. Schedule 2.17(b) sets forth (i) the current status of certain obligations of TRH under that certain Stock Purchase Agreement dated May 11, 1998, as amended (the “Stock Purchase Agreement”), by and among Tenet HealthSystem Hospitals, Inc. (as predecessor to TRH), Poplar Bluff Physicians Group, Inc. and the shareholders of Poplar Bluff Physicians Group, Inc., including, without limitation, those obligations contained in Sections 14.13.1, 14.13.2, 14.13.3, 14.13.4, 14.13.5 and 16.5 thereof and (ii) the current balance of the escrow governed by that certain Indemnification Escrow Agreement dated November 30, 1999 among Lucy Lee Hospital, Inc. (as predecessor to TRH), the shareholders of Poplar Bluff Physicians Group, Inc. and Chicago Title Company. Notwithstanding any provision to the contrary contained in Article 2 hereof, the representations and warranties of Seller contained in Article 2 relating to TRH or the TRH Businesses shall be applicable to and relate only to the period of time of THM’s (or its affiliate’s) ownership of the Shares. That is, Seller shall not be deemed to have made any representations or warranties relating to any acts, omissions or conditions which occurred with respect to TRH or the TRH Businesses prior to December 14, 1999. The date referred to in the immediately preceding sentence shall not limit Seller’s obligations to Purchaser with respect to the Excluded Liabilities.

2.18 Zoning. To the knowledge of Seller, none of the Hospitals are located within or adjacent to a flood or lakeshore erosion hazard area, fresh water wetlands as defined under applicable laws, coastal zone management area or any other parcel protected, regulated or controlled by any laws. Neither the whole nor any portion of the Hospitals have been condemned, requisitioned or otherwise taken by any governmental entity and to Seller’s knowledge, no notice of any such condemnation, requisition or taking is threatened or contemplated. To Seller’s knowledge, there are no public improvements which may result in special assessments against or otherwise adversely affect the Hospitals.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser hereby represents, warrants and covenants to Seller as to the following matters as of the Effective Date and, except as otherwise provided herein, shall be deemed to remake all of the following representations, warranties and covenants as of the Closing Date:

3.1 Authorization. Purchaser has full corporate power and authority to enter into this Agreement and has full corporate power and authority to carry out the transactions contemplated hereby.

3.2 Binding Agreement. All corporate and other actions required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement, all documents executed by Purchaser which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly taken or obtained by Purchaser. No other corporate or other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due and valid execution by Seller, this Agreement constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

3.3 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

3.4 No Violation. Neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the material provisions hereof by Purchaser will violate, conflict with or result in a breach of any material provision of the Articles of Incorporation, Bylaws or other organizational documents of Purchaser.

3.5 Brokers and Finders. Except as described on Schedule 3.5, neither Purchaser nor any affiliate thereof nor any officer or director thereof has engaged any investment banker, finder, broker, agent or other intermediary in connection with the transactions contemplated hereunder.

3.6 Representations of Seller. Purchaser acknowledges that, except as set forth in Article 2 hereof, it is purchasing the Real Property, land, buildings, improvements, Personal

Property and Inventory included within the Assets (and, indirectly, included within the assets of the applicable TRH Businesses by virtue of acquiring the Shares) on an “AS IS, WHERE IS” basis (as more particularly described in Section 1.13), and that Purchaser is not relying on any representation or warranty (expressed or implied, oral or otherwise) made on behalf of Seller other than as expressly set forth in this Agreement.

3.7 Legal Proceedings. Except as described on Schedule 3.7, there are no claims, proceedings or investigations pending or, to the best knowledge of Purchaser, threatened relating to or affecting Purchaser or any affiliate of Purchaser before any court or governmental body (whether judicial, executive or administrative) in which an adverse determination would adversely affect the ability of Purchaser to consummate the transactions contemplated hereby. Neither Purchaser nor any affiliate of Purchaser is subject to any judgment, order, decree or other governmental restriction specifically (as distinct from generically) applicable to Purchaser or any affiliate of Purchaser which adversely affects the ability of Purchaser to consummate the transactions contemplated hereby.

3.8 Solvency. Purchaser is not insolvent and will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of Purchaser’s tangible assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) Purchaser is able to pay its debts or obligations in the ordinary course as they mature; and (c) Purchaser has capital sufficient to carry on its businesses and all businesses which it is about to engage.

3.9 Ability to Perform. Purchaser has the ability to obtain funds in cash in amounts equal to the Cash Purchase Price by means of credit facilities or otherwise and will at the Closing have immediately available funds in cash, which are sufficient to pay the Cash Purchase Price and to pay any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by this Agreement.

3.10 Purchaser Knowledge. References in this Agreement to “Purchaser’s knowledge or “the best knowledge of Purchaser” mean the actual knowledge of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of Purchaser without independent investigation. No constructive or imputed knowledge shall be attributed to any such individual by virtue of any position held, relationship to any other Person or for any other reason.

3.11 Investment Representation. Purchaser is acquiring the Shares for its own account, for investment purposes only and with no present intention of distributing or reselling such interest or any part thereof. Purchaser acknowledges and understands that the Shares will not be registered under the Securities Act of 1933, as amended (the “Act”), or under any other applicable blue sky or state securities law on the grounds that the offering and sale of the Shares are exempt from registration pursuant to Section 4(2) of the Act and exempt from registration pursuant to comparable available exemptions under applicable state securities laws, and that Seller’s reliance on such exemption is predicated in part upon the representations and warranties of Purchaser set forth in this Section 3.11. Purchaser acknowledges and understands that the

Shares must be held indefinitely unless the Shares are subsequently registered under the Act and other applicable blue sky and state securities laws or unless exemption from such registration is available. Purchaser (a) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Shares; (b) has the ability to bear the economic risk of the investment, including a complete loss of the investment; (c) is an accredited investor within the definition set forth in Rule 501(a) promulgated under the Act; and (d) has been furnished with and has had access to such information as it has considered necessary to make a determination as to the purchase of the Shares.

ARTICLE 4

COVENANTS OF SELLER

4.1 Access and Information; Inspections. From the Effective Date through the Effective Time, Seller shall (and shall cause TRH to) afford to the officers and agents of Purchaser (which shall include accountants, attorneys, bankers and other consultants and agents of Purchaser) full and complete access during normal business hours to and the right to inspect the plants, properties, books, accounts, records and all other relevant documents and information with respect to the assets, liabilities and business of the Hospitals. From the Effective Date through the Effective Time, Seller shall (and shall cause TRH to) furnish Purchaser with such additional financial and operating data and other information in Seller’s and TRH’s possession as to businesses and properties of the Hospitals as Purchaser or its representatives may from time to time reasonably request, without regard to where such information may be located. Purchaser’s right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Hospitals. Such access may include consultations with the personnel of Seller and TRH; provided, however, that Purchaser shall not consult with or contact in any manner any physicians on the medical staff at any of the Hospitals without Seller’s prior written consent, which will not be unreasonably withheld. Further, Purchaser may, at its sole cost and expense (except as otherwise provided in Section 12.12), undertake environmental, mechanical and structural surveys of the Hospitals. Notwithstanding the foregoing, all access and inspection activities contemplated by this Section 4.1 shall be subject to the prior reasonable approval of Seller (which approval may only be granted by David R. Mayeux or his designee).

4.2 Conduct of Business. On and after the Effective Date and prior to the Effective Time, and except as otherwise consented to or approved by an authorized officer of Purchaser or as specifically required by this Agreement, Seller shall (and shall cause TRH to), with respect to the operation of the Hospitals:

(a) carry on its respective businesses with respect to the operation of the Hospitals in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies (unless Seller or TRH is required to adopt such changes under generally accepted accounting principles or THC adopts such changes on a company-wide basis), or real or personal property;

(b) maintain each Hospital and all parts thereof and all other Assets and the assets comprising the TRH Businesses in operating condition in a manner consistent with past practices, ordinary wear and tear excepted;

(c) perform all of its material obligations under agreements relating to or affecting each Hospital, its respective operations, the Assets or the assets comprising the TRH Businesses;

(d) keep in full force and effect present insurance policies or other comparable self-insurance; and

(e) use its good faith reasonable efforts to maintain and preserve its respective business organizations intact, retain its respective present employees at each Hospital and maintain its respective relationships with physicians, suppliers, customers and others having business relationships with each Hospital.

4.3 Negative Covenants. From the Effective Date until the Effective Time, with respect to the operation of the Hospitals, Seller shall not (and shall cause TRH to not), without the prior written consent of Purchaser or except as may be required by law:

(a) amend or terminate any of the Contracts (including contracts of the TRH Businesses), enter into any new contract or commitment, or incur or agree to incur any liability, except in the ordinary course of business (which ordinary course of business shall include renewals of any Contract, including any contract of the TRH Businesses), and in no event with respect to any such contract, commitment or liability as to which the total to be paid in the future under the contract, commitment or liability exceeds Twenty-Five Thousand Dollars ($25,000).

(b) increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any employee, except in the ordinary course of business in accordance with Seller’s or TRH’s customary personnel policies; provided, however, this Section 4.3(b) shall not apply to (i) agreements or arrangements with any of the CEOs, CFOs, COOs or CNOs (collectively, the “Leadership Team”) which are consistent with the practices of the affiliates of Seller or TRH, or (ii) any non-recurring payments or proposed non-recurring payments by Seller, TRH or any affiliate of Seller to any of the Hospitals’ Employees (including any member of the Leadership Team) to provide an incentive to such Hospitals’ Employees (or to any member of the Leadership Team) to remain employed at the Hospitals through the Closing;

(c) create, assume or permit to exist any new debt, mortgage, deed of trust, pledge or other lien or encumbrance upon any of the Assets or the assets comprising the TRH Businesses whether now owned or hereafter acquired;

(d) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any property, plant or equipment, except in the ordinary course of business with comparable replacement thereof;

(e) except with respect to previously budgeted expenditures which are reflected on written capital budgets previously provided by Seller to Purchaser, purchase capital assets or incur costs in respect of construction in progress;

(f) take any action outside the ordinary course of business; or

(g) reduce Inventory (including inventory items of the TRH Businesses) except in the ordinary course of business; or

(h) incur or record trade accounts payable with respect to the Hospitals other than in the ordinary course of business.

For purposes of this Section 4.3, Seller shall be deemed to have obtained Purchaser’s prior written consent to undertake the actions otherwise prohibited by this Section 4.3 if Seller gives Purchaser written notice of a proposed action and Seller does not receive from Purchaser a written notice of objection to such action within five (5) business days after Purchaser receives Seller’s written notice.

4.4 Required Approvals. Between the date of this Agreement and the Closing Date, Seller will: (i) use its reasonable commercial efforts to obtain, as promptly as practicable, all material Governmental Authorizations required of Seller to consummate the transactions contemplated hereby; (ii) provide such other information and communications to Governmental Entities as such Governmental Entities may reasonably request; and (iii) cooperate with Purchaser in Purchaser’s obtaining, as soon as practicable, all material Governmental Authorizations required of Purchaser to consummate the transactions contemplated hereby. For purposes of this Agreement, (a) “Governmental Entities” shall mean any local, state or federal government, including each of their respective branches, departments, agencies, commissions, boards, bureaus, courts, instrumentalities or other subdivisions, including the respective Departments of Health (or similar departments or agencies) in each state in which any Hospital is located, the Medicare and Medicaid programs, Tricare and fiscal intermediaries, and (b) “Governmental Authorizations” shall mean all licenses, permits, certificates, no objection letters, clearances and other authorizations, consents and approvals of any Governmental Entity which are required to consummate any of the transactions contemplated hereby or to operate the Hospitals as currently operated under any law, including provider agreements with the Medicare and Medicaid programs.

4.5 Additional Financial Information. Within thirty (30) calendar days following the end of each calendar month prior to Closing, Seller shall deliver to Purchaser complete copies of the unaudited balance sheet and related unaudited statements of income relating to Seller and TRH with respect to the operation of the Hospitals for each month then ended, together with corresponding year-to-date amounts, which presentation shall be consistent with the provisions of Section 2.10 which are applicable to the Financial Statements (other than the Audited Statements or the Reviewed Statements).

4.6 No-Shop.

(a) From and after the Effective Date until the earlier of the Closing Date or the termination of this Agreement, Seller shall not (and shall cause TRH to not) and shall cause its respective affiliates, officers, directors, employees, investment bankers or agents to not, without the prior written consent of Purchaser: (i) offer for sale or lease the assets of the Hospitals, the Assets or the assets comprising the TRH Businesses (or any material portion thereof), or any portion of the capital stock of any Seller, whether by merger, consolidation, tender offer or otherwise; (ii) solicit, encourage (by way of furnishing non-public information or otherwise), negotiate or take other action to facilitate offers to buy all or any material portion of any of the Hospitals, the Assets or the assets comprising the TRH Businesses (other than acquisitions in the ordinary course); (iii) hold discussions with any party (other than Purchaser) looking toward such an offer or solicitation; or (iv) enter into any agreement with any party (other than Purchaser) with respect to the sale or other disposition of any of the Hospitals, the Assets or the assets comprising the TRH Businesses, or any portion of the capital stock of any Seller, whether by merger, consolidation, tender offer or otherwise. Notwithstanding the foregoing, this Section 4.6 shall not be construed to prohibit Seller, TRH or its affiliates from engaging in corporate transactions involving Seller’s, TRH’s or Seller’s affiliates’ stock or securities, including macro-level mergers, reorganizations or other transactions, so long as the terms thereof do not contemplate the sale or lease or other disposition of the Hospitals, the Assets or the assets comprising the TRH Businesses.

(b) Any reference in this Agreement to an “affiliate” shall mean any Person directly or indirectly controlling, controlled by or under common control with a second Person; provided, however, an “affiliate” shall not include the stockholders of THC or any officer or director of any Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A “Person” shall mean any natural person, partnership, corporation, limited liability company, association, trust or other legal entity.

4.7 Seller’s Efforts to Close. Seller shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Purchaser’s obligations under this Agreement to the extent that Seller’s action or inaction can control or influence the satisfaction of such conditions so that a single Closing with respect to all of the Hospitals will occur no later than October 31, 2003. In the event that a Closing with respect to all of the Hospitals does not occur on or before October 31, 2003, Seller shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Purchaser’s obligations under this Agreement on a state-by-state basis, to the extent that Seller’s action or inaction can control or influence the satisfaction of such conditions, so that the parties may consummate the transactions contemplated by this Agreement with respect to all of the Hospitals that are attributable to any single state at the earliest possible opportunity, subject to Section 1.5 (including without limitation that Closing shall occur on the last calendar day of a month).

4.8 Title Matters. Prior to the Closing Date, Seller shall deliver to Purchaser (a) a preliminary binder or title commitment(s) (the “Title Commitment”) sufficient for the issuance of an A.L.T.A. Extended Coverage Owner’s Title Insurance Policy with respect to the Owned Real Property (the “Owner’s Title Policy”) and an A.L.T.A Extended Coverage Leasehold Title Policy with respect to any ground lease specified on Schedule 4.8 (the “Leasehold Title Policy”) (the Owner’s Title Policy and the Leasehold Title Policy are collectively referred to in this Agreement as the “Title Policy”), issued by Chicago Title Insurance Company (the “Title Company”), together with true, correct and legible copies of all instruments referred to therein as conditions or exceptions to title (the “Title Instruments”) and (b) A.L.T.A. surveys of the Owned Real Property complying with the Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys for the Owned Real Property (the “Surveys”). Section 12.12 shall govern which party or parties hereto shall bear the costs and expenses of the Title Commitment, the Title Policy and the Surveys. References in this Section 4.8 to “Owned Real Property” shall be interpreted as if such term included the owned real property assets of TRH.

4.9 Termination of Hospitals’ Employees. Upon the Effective Time, the Hospitals’ Employees (other than the Retained Management Employees) shall cease to be employees of Seller and Seller’s affiliates, and shall be removed from such entities’ respective payrolls. Seller shall (and shall cause TRH to) terminate effective as of the Effective Time the active participation of all of the Hospitals’ Employees (other than the Retained Management Employees) and the TRH Employees in all of the Seller Plans, and shall cause each Seller Plan to comply with all applicable laws. After the Effective Time, Seller shall timely make or cause to be made by Seller’s affiliates appropriate distributions to, or for the benefit of, all of the Hospitals’ Employees (other than the Retained Management Employees) and the TRH Employees in respect of the Seller Plans which are in force and effect with respect to the Hospitals’ Employees (other than the Retained Management Employees) and the TRH Employees at the Hospitals immediately prior to the Effective Time in accordance with ERISA, the Code and the terms and conditions of the Seller Plans; provided, however, no such distribution shall be required to the extent it is among the Assumed Obligations.

4.10 Termination Cost Reports. Seller shall file all Medicare, Medicaid, Tricare, Blue Cross and any other termination cost reports required to be filed as a result of the consummation of (a) the transfer of the Assets to Purchaser and (b) the transactions contemplated by this Agreement. All such termination cost reports shall be filed by Seller in a manner that is consistent with current laws, rules and regulations. Seller will be solely responsible, financially and otherwise, for the contents of all such termination cost reports (and related claims and documentation). Without limiting the generality of the foregoing, Seller will be solely obligated for all cost report deficiencies related to periods prior to the Effective Time.

4.11 Hart-Scott-Rodino Act Filings. Seller will (a) take promptly all actions necessary to make the filings required of Seller or Seller’s affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”), (b) comply at the earliest practicable date with any request for additional information received by Seller or Seller’s affiliates from the Federal Trade Commission (the “FTC”) or Antitrust Division of the Department of Justice (the “DOJ”) pursuant to the HSR Act, and (c) cooperate with Purchaser in connection with Purchaser’s filings under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by either the FTC or the DOJ. All fees and expenses of Seller incurred in connection with Seller’s filing under the HSR Act shall be borne by the parties in accordance with Section 12.12.

4.12 Environmental Survey. Seller shall promptly obtain from an environmental consulting firm (the “Consultant”) a written environmental survey of the Owned Real Property

(the “Environmental Survey”) and shall deliver the Environmental Survey to Purchaser, which survey shall be identified on Exhibit 4.12 hereto. Section 12.12 shall govern which party or parties hereto shall bear the costs and expenses of the Environmental Survey. Reference in this Section 4.12 to “Owned Real Property” shall be interpreted as if such term included the owned real property assets of TRH.

4.13 Noncompetition. As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, neither Seller nor any of Seller’s affiliates, shall, for a period of five (5) years following the Closing Date, without the prior written consent of Purchaser, directly or indirectly, invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, any Competing Business within the Seller Business Service Area. For purposes of this Agreement, the term “Competing Business” means the business of owning and operating general acute care hospitals. The term “Seller Business Service Area” means either the County in which a Hospital is located or a twenty (20) mile radius of such Hospital, whichever is the larger area, provided, however, that the Hospitals set forth on Schedule 4.13 are not subject to this Section 4.13. Notwithstanding the foregoing, the following shall be excluded from the foregoing provisions of this Section 4.13: (a) the general acute care hospital activities of Seller and Seller’s affiliates as of the Closing Date (other than the activities of the Hospitals), and (b) Seller’s or any affiliate of Seller’s acquisition and operation of a general acute care hospital within the Seller Business Service Area after the Closing Date so long as such hospital was acquired in a transaction in which the amount of consideration allocated to such hospital is less than twenty percent (20%) of the total consideration necessary to consummate such transaction. Seller shall cause each of its affiliates to comply with the obligations imposed by this Section 4.13. In the event that the provisions contained in this Section 4.13 shall ever be deemed to exceed the time or geographic limits or any other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum extent permitted by applicable law.

4.14 Enforceability. Seller hereby acknowledges that the restrictions contained in Section 4.13 are reasonable and necessary to protect the legitimate interests of Purchaser following the Closing Date. The parties also hereby acknowledge and agree that any breach of Section 4.13 would result in irreparable injury to Purchaser and that any remedy at law for any breach of Section 4.13 would be inadequate. Notwithstanding any provision to the contrary contained in this Agreement, the parties therefore agree, and Seller hereby specifically consents that, without necessity of proof of actual damage, Purchaser may be granted temporary or permanent injunctive relief, that Purchaser shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from such breach, and that Purchaser shall be entitled to recover its reasonable fees and expenses, including attorneys’ fees, incurred by Purchaser in enforcing the restrictions contained in Section 4.13.

4.15 Estoppels and Contract Consents. Seller shall use its reasonable commercial good faith efforts to obtain the consent from the third party to the AMIREIT Lease as described in Section 1.6.14, the receipt of which is a condition to closing by virtue of Seller’s obligation set forth in Section 1.6.14. Subject to the terms of Sections 5.10 and 9.3, Seller will use reasonable commercial good faith efforts to obtain, prior to the Closing Date, (a) estoppel letters, in a form reasonably acceptable to Purchaser, under all Leases, and (b) consents from third parties under all Contracts and Leases which, by the terms of such Contract or Lease, requires such consent.

To the extent any of the consents described in Section 4.15(b) are not obtained as of the Closing, Seller and Purchaser shall use their reasonable commercial good faith efforts to mitigate any costs, losses or damages associated with the failure to obtain such consents prior to Closing. Notwithstanding the foregoing, Seller’s obtaining of the estoppel letters described in Section 4.15(a) and/or the consents described in Section 4.15(b) shall not be a condition precedent to either party’s obligation to close the transaction contemplated by this Agreement.

ARTICLE 5

COVENANTS OF PURCHASER

5.1 Purchaser’s Efforts to Close. Purchaser shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Seller’s obligations under this Agreement to the extent that Purchaser’s action or inaction can control or influence the satisfaction of such conditions so that a single Closing with respect to all of the Hospitals will occur no later than October 31, 2003. In the event that a Closing with respect to all of the Hospitals does not occur on or before October 31, 2003, Purchaser shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Seller’s obligations under this Agreement on a state-by-state basis, to the extent that Purchaser’s action or inaction can control or influence the satisfaction of such conditions, so that the parties may consummate the transactions contemplated by this Agreement with respect to all of the Hospitals that are attributable to any single state, at the earliest possible opportunity, subject to Section 1.5 (including without limitation that Closing shall occur on the last calendar day of a month).

5.2 Required Governmental Approvals. Between the date of this Agreement and the Closing Date, Purchaser will: (i) use its reasonable commercial efforts to obtain, as promptly as practicable, all material Governmental Authorizations required of Purchaser to consummate the transactions contemplated hereby; (ii) provide such other information and communications to Governmental Entities as such Governmental Entities may reasonably request; and (iii) cooperate with Seller in Seller’s obtaining, as soon as practicable, all material Governmental Authorizations required of Seller to consummate the transactions contemplated hereby.

5.3 Certain Employee Matters.

(a) Purchaser covenants and agrees that it shall make offers of employment on an “at will” basis (in substantially equivalent positions) to all of the persons who are employees of (i) Seller with respect to the operation of the Hospitals (other than the TRH Businesses) or (ii) any affiliate of Seller which employs individuals at any of the Hospitals (other than the TRH Businesses), (whether such employees are full time employees or part-time employees) (the “Hospitals’ Employees”) provided, however, that Purchaser shall not be required to make offers of employment to (i) Hospitals’ Employees that are on short-term or long-term disability, or on leave of absence pursuant to Seller’s policies, the Family and Medical Leave Act of 1993 or other similar local law, as of the Effective Time or (ii) the CEO, the CFO or the COO of any Hospital. Purchaser agrees, however, that if any Hospitals’ Employees, with respect to whom Purchaser was not required to, and did not, extend an offer of employment pursuant to subsection (i) of the immediately preceding sentence, seek employment with Purchaser following the

Closing Date, Purchaser shall consider employing such persons in good faith in accordance with Purchaser’s hiring policies then in effect. Notwithstanding the foregoing, Purchaser acknowledges that Seller has the right, but is not required, to retain any management-level Hospital Employee who does not accept Purchaser’s employment offer made under this Section 5.3(a), which individuals will remain employed by Seller or its applicable affiliate as of the Effective Time (the “Retained Management Employees”). Any of the Hospitals’ Employees who accept an offer of employment with Purchaser as of or after the Effective Time shall be referred to in this Agreement as the “Hired Employees”. Purchaser covenants and agrees that it shall cause the employees of TRH on the Closing Date, other than the CEO, the CFO or the COO of the Three Rivers Hospitals (the “TRH Employees”) to remain employed by TRH as of the Effective Time. Subject to the terms of Section 1.11(d), Purchaser covenants and agrees that it and TRH shall continue to employ in comparable positions the Hired Employees and the TRH Employees for a period of no less than ninety (90) calendar days following the Closing Date, unless Purchaser or TRH sooner terminates the employment of any Hired Employee or TRH Employee for cause or as a result of attrition, flexible staffing for seasonal adjustments, downsizing in connection with decreases in patient census, or in the event any Hired Employee or TRH Employee voluntarily resigns or retires. Purchaser shall (and shall cause TRH to) ensure that the terms and conditions of employment (including initial position, cash compensation, shifts, benefits, including without limitation health, dental, disability, life insurance and retirement plans) of each of the Hired Employees and TRH Employees on and after the Effective Time are substantially equivalent to the benefits provided to Purchaser’s employees at similar hospital facilities in comparable positions or performing comparable functions as of the Effective Date.

(b) Purchaser shall give all Hired Employees (and shall cause TRH to give the TRH Employees) full credit for accumulated sick pay and extended sick pay as reflected by the Sick Pay Amount as of the Closing Date, and other paid time off pay to the extent included in Net Working Capital, either by (i) crediting such employees the time off reflected in the employment records of Seller, TRH and/or any of its affiliates immediately prior to the Effective Time or (ii) by making full payments to such employees of the amounts which such employees would have received had they taken such paid time off; provided, however, this Section 5.3(b)(ii) shall not be applicable to the Sick Pay Amount as of the Closing Date.

(c) On and after the Effective Time, Hired Employees and TRH Employees shall be eligible for a medical and hospital plan sponsored by Purchaser. Hired Employees and TRH Employees shall be given credit for periods of employment with Seller, TRH and Seller’s affiliates, as applicable, prior to the Effective Time for purposes of determining eligibility to participate and amount of benefits (including without limitation vesting of benefits), and preexisting condition limitations will be waived with respect to Hired Employees, TRH Employees and their covered dependents unless such preexisting condition limitations were applicable prior to the Effective Time. In addition, if prior to the Effective Time a Hired Employee, TRH Employee or his covered dependents paid any amounts towards a deductible or out-of-pocket maximum in Seller’s, TRH’s or its affiliate’s medical and health plan’s current fiscal year, such amounts shall be applied toward satisfaction of the deductible or out-of-pocket maximum in the current fiscal year of Purchaser’s medical and health plan that covers Hired Employees and TRH Employees on and after the Effective Time.

(d) Within thirty (30) days after (i) the Hospitals’ Employees (other than the Retained Management Employees) cease to be employees of Seller and Seller’s affiliates (as described in Section 4.9) and (ii) the TRH Employees are no longer employed by an affiliate of THC, such persons will be entitled to a distribution of their accounts under the Tenet Healthcare Corporation 401(k) Retirement Savings Plan. Any such Person whose account remains with the Tenet Healthcare Corporation 401(k) Retirement Savings Plan will be subject to the distribution provisions of such plan. Purchaser shall provide Seller (x) with periodic reports, at least quarterly, to identify termination dates for the Hired Employees and TRH Employees and (y) upon Seller’s reasonable request, prompt verification of the termination dates for Hired Employees and TRH Employees.

(e) Seller shall be responsible to provide continuation coverage pursuant to the requirements of Code section 4980B and Part 6 of Title I of ERISA (“COBRA Coverage”) with respect to (i) the Hospitals’ Employees (and their dependents) whose qualifying event occurred prior to the date on which such Hospitals’ Employees become Hired Employees and (ii) the TRH Employees (and their dependents) whose qualifying event occurred prior to the Effective Time. Purchaser shall be responsible to provide COBRA Coverage with respect to each of the (x) Hired Employees (and their dependents) whose qualifying event occurs on or after the date on which such Hospitals’ Employees become Hired Employees and (y) TRH Employees (and their dependents) whose qualifying event occurs on or after the Effective Time.

(f) After the Closing Date, Purchaser’s human resources department will give reasonable assistance to Seller’s and its affiliates’ human resources department with respect to Seller’s and Seller’s affiliates’ post-Closing administration of Seller’s, TRH’s and Seller’s affiliates’ pre-Closing employee pension benefit plans and employee health or welfare benefit plans for the Hospitals’ Employees (other than the Retained Management Employees) and the TRH Employees. Within five (5) days after the Closing Date, Purchaser shall provide to Seller a list of all the Hospitals’ Employees who were offered employment by Purchaser but refused such employment.

5.4 Use of Business Names. Purchaser covenants that it and its affiliates shall not use in their respective trades or businesses the names “Tenet Healthcare Corporation”, “Tenet”, “Tenet HealthSystem”, “OrNda HealthCorp”, and any other names or symbols not used exclusively at any of the Hospitals prior to the Effective Time, any abbreviations or variations thereof or service marks, symbols or logos related thereto, nor any promotional material, stationery, supplies or other items of inventory bearing either such names, symbols or abbreviations or variations thereof.

5.5 Excluded Assets. As soon as practicable after the Closing Date, Purchaser shall deliver to Seller or Seller’s designee any Excluded Assets found at any of the Hospitals on and after the Effective Time, without imposing any charge on Seller for Purchaser’s storage or holding of same on and after the Effective Time.

5.6 Confidentiality. Purchaser shall, and shall cause its employees, representatives and agents to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of Purchaser’s counsel, by other requirements of law, all Confidential Information (as hereinafter defined), and Purchaser shall not disclose the Confidential

Information to any person, except as otherwise may be reasonably necessary to carry out the transactions contemplated by this Agreement, including any business or diligence review by or on behalf of Purchaser. Purchaser’s obligations set forth in the immediately preceding sentence shall apply (a) between the Effective Date and the Effective Time with respect to Confidential Information which is among the Assets and Confidential Information of TRH and (b) after the Effective Time for all Confidential Information which is not described in subsection (a) above. For the purposes hereof, “Confidential Information” shall mean all information of any kind concerning Seller, TRH or the business of the Hospitals, in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by Purchaser to be under an obligation to Seller, TRH or any affiliate of Seller to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or (iv) which was in Purchaser’s possession prior to disclosure thereof to Purchaser in connection herewith. The rights of Seller under this Section 5.6 shall be in addition to and not in substitution for the rights of Seller and Seller’s affiliates under that certain Confidentiality Agreement between THC and Purchaser, dated March 19, 2003 (the “Confidentiality Agreement”), which Confidentiality Agreement shall survive the Closing.

5.7 Enforceability. Purchaser hereby acknowledges that the restrictions contained in Section 5.6 above are reasonable and necessary to protect the legitimate interests of Seller. The parties also hereby acknowledge and agree that any breach of Section 5.6 would result in irreparable injury to Seller and that any remedy at law for any breach of Section 5.6 would be inadequate. Notwithstanding any provision to the contrary contained in this Agreement, the parties therefore agree, and Purchaser hereby specifically consents that, without necessity of proof of actual damage, Seller may be granted temporary or permanent injunctive relief, that Seller shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from such breach, and that Seller shall be entitled to recover its reasonable fees and expenses, including attorneys’ fees, incurred by Seller in enforcing the restrictions contained in Section 5.6.

5.8 Hart-Scott-Rodino Act Filings. Purchaser shall (a) take promptly all actions necessary to make the filings required of Purchaser or its affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Purchaser or its affiliates from the FTC or the DOJ pursuant to the HSR Act, and (c) cooperate with Seller in connection with Seller’s or Seller’s affiliates’ filings under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by either the FTC or the DOJ. All filing fees imposed in connection with Purchaser’s filings under the HSR Act shall be borne by the parties in accordance with Section 12.12.

5.9 Waiver of Bulk Sales Law Compliance. Purchaser hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which the Assets are located and all other similar laws applicable to bulk sales and transfers.

5.10 Multi-Hospital Contracts. After the Effective Date, Purchaser shall (and shall cause TRH to) use its reasonable commercial good faith efforts to obtain, prior to the Closing

Date, such novations, amendments, new contracts or other documentation as provides comfort reasonably satisfactory to Purchaser that it will obtain the benefits of the Multi-Hospital Contracts which are not among the Material Payor Contracts at and after the Effective Time; provided, however, that Purchaser’s obtaining of such novations, amendments, new contracts or other documentation shall not be a condition precedent to either party’s obligation to close the transaction contemplated by this Agreement. With respect to any Multi-Hospital Contract which is a third party payor contract and which is not among the Material Payor Contracts, any new contract executed shall be a direct contract between Purchaser (or TRH, as applicable) and the applicable third party payor which governs Purchaser’s (or TRH’s) provision of services to the applicable third party payor’s members and/or beneficiaries on and after the Effective Time.

5.11 Tax-Deferred Exchange. Seller may effect one or more tax-deferred exchanges under Internal Revenue Code §1031 in respect of the Real Property (or a portion thereof). Purchaser agrees to accommodate Seller in effecting any such tax-deferred exchange. Seller shall have the right to elect such tax-deferred exchange at any time before the Closing Date. Seller and Purchaser agree, however, that consummation of the purchase and sale of the Real Property under this Agreement is not conditioned on such exchange. If Seller elects to make a tax-deferred exchange, Purchaser agrees to timely execute such additional escrow instructions, deeds, documents, agreements, or instruments to effect such exchange, and Purchaser acknowledges that time is of the essence in respect of Purchaser’s cooperation hereunder, provided that Purchaser shall incur no additional costs, expenses, or liabilities in this transaction as a result of or in connection with such exchange. If Seller does elect to effect one or more tax-deferred exchanges hereunder, it may in furtherance thereof substitute an intermediary (the “Intermediary”) to act in place of Seller as the seller of one or more of such parcels. The Intermediary would be designated in writing by Seller. Upon identification of Intermediary, Intermediary shall be substituted for Seller as the seller of the real property. Seller shall unconditionally guarantee the full and timely performance by Intermediary of each and every one of the representations, warranties, indemnities, obligations and undertakings of Intermediary. As guarantor, Seller shall be treated as a primary obligor with respect to those representations, warranties, indemnities, obligations and undertakings, and, in the event of breach, Purchaser may proceed directly against Seller on this guarantee without the need to join Intermediary as a party to any action against Seller. Seller unconditionally waives any defense that it might have as guarantor that it would not have if it had made or undertaken these representations, warranties, indemnities, obligations and undertakings directly.

5.12 Indigent and Low Income Care. From and after the Closing Date, with respect to the operation of the Hospitals, Purchaser shall adhere to and comply with its then existing policies (as in effect with respect to Purchaser’s other hospitals) regarding indigent and charity care, as such policies may be amended or supplemented from time to time.

5.13 Medical Staff. To ensure continuity of care in the community, Purchaser agrees that the Hospitals’ medical staff members in good standing as of the Effective Time shall maintain medical staff privileges at such Hospitals as of the Effective Time. On and after the Effective Time, the medical staff will be subject to each Hospital’s Medical Staff Bylaws then in effect, to the extent consistent with applicable law.

5.14 Local Governing Board.

(a) As soon as reasonably practicable after the Effective Time, Purchaser shall form a local governing board at each of the Hospitals (other than the Three Rivers Hospitals) in accordance with the terms of this Section 5.14, and Purchaser shall cause TRH to continue the existence of TRH’s current local governing board(s) for the Three Rivers Hospitals in accordance with the terms of this Section 5.14; provided, however, the terms of this Section 5.14 as applicable to TRH shall be subject to Section 14.4 of the Stock Purchase Agreement (for so long as the terms of such Section 14.4 remain in effect). Such local governing board shall be an advisory committee of the board of directors of Purchaser (and TRH, as applicable) comprised of medical staff members, community leaders and each Hospital’s Chief Executive Officer. The local governing board shall be subject to the authority of Purchaser’s (and TRH’s, as applicable) board of directors and the terms of Purchaser’s (and TRH’s, as applicable) Articles of Incorporation, Bylaws and other organizational documents. The individuals on the local governing board will be appointed solely by Purchaser and should (i) represent the Hospital in the community and represent the views of the community to the local governing board in its deliberations, (ii) participate in Purchaser’s and TRH’s community outreach programs and (iii) consult with respect to the Hospital’s charity care policies and practices.

(b) The local governing board of each Hospital shall have responsibilities that are consistent with similar local governing boards at other hospitals, or in other markets, respectively, which are owned directly or indirectly by affiliates of Purchaser. The local governing board’s responsibilities shall include:

(i) participation in and consultation on the selection of the Hospital’s Chief Executive Officer and the Hospital’s Medical Director;

(ii) input regarding medical needs assessments prior to the termination or substantial change to any material service, program or type or level of care offered at the Hospital at the time of Closing;

(iii) providing for the organization of the physicians and other practitioners granted clinical privileges at the Hospital into a medical staff under medical staff bylaws approved by the local governing board;

(iv) accepting and reviewing information regarding medical staff appointments and privileges, subject to the bylaws and the rules and regulations of the medical staff;

(v) ensuring, through the medical staff, that appropriate professional care is provided to Hospital patients (this includes reviewing and, if necessary, acting upon reports of medical care evaluation, utilization management and other matters relating to the quality of care rendered in the Hospital); and

(vi) providing consultation with respect to the reasonable and necessary steps to be taken by the medical staff and Hospital management for meeting JCAHO accreditation.

5.15 Subsequent Sale. If Purchaser or TRH decides to sell, merge, or otherwise transfer or consolidate any of the Hospitals during a period when Purchaser or TRH is performing any operating covenants pursuant to Sections 5.12, 5.13 or 5.14, Purchaser shall use reasonable efforts to seek to cause such subsequent owner of the applicable Hospital to fulfill Purchaser’s obligations under each of Sections 5.12, 5.13 or 5.14, and, with respect to TRH, Purchaser shall require the subsequent owner of Three Rivers Hospital (with Purchaser remaining bound therefor) to fulfill Purchaser’s obligations under Section 5.14, as applicable, so long as Section 14.4 of the Stock Purchase Agreement remains in effect.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

Seller’s obligation to sell the Assets and to close the transactions as contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Seller in whole or in part at or prior to the Closing:

6.1 Signing and Delivery of Instruments. Purchaser shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to the provisions of this Agreement including Section 1.7 hereof. Purchaser acknowledges that Purchaser shall not satisfy the condition precedent set forth in this Section 6.1 (as it relates to the delivery of the amount set forth in Section 1.7.1) unless Purchaser initiates the wire transfer of the amount set forth in Section 1.7.1 to Seller, and provides to Seller a Federal Reserve wire reference number with respect thereto, on or before 12:00 noon (Pacific time) on the Closing Date.

6.2 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

6.3 Performance of Covenants. Purchaser shall have in all respects performed or complied with each and all of the obligations, covenants, agreements and conditions required to be performed or complied with by it on or prior to the Closing Date.

6.4 Opinion of Counsel for Purchaser. Seller shall have received the favorable opinion of Purchaser’s in-house counsel, dated the Closing Date, in substantially the form set forth in Exhibit 6.4 attached to this Agreement.

6.5 Hart-Scott-Rodino Filings. All filings required to be made and notices required to be given pursuant to the HSR Act shall have been made, all approvals or consents required thereby shall have been obtained and the waiting periods required thereby, if any, shall have expired or terminated.

6.6 Governmental Authorizations. The parties shall have obtained all material licenses, permits, certificates of need and authorizations from governmental agencies or governmental bodies that are necessary or required for completion of the transactions contemplated by this Agreement including reasonable assurances that any material licenses, permits, certificates of need and authorizations not actually issued as of the Closing will be issued following Closing (which may include oral assurances from appropriate governmental agencies or bodies).

6.7 Exhibits and Schedules. The provisions of all schedules originally provided by Purchaser pursuant to Section 12.5 of this Agreement, or to the extent later updated by Purchaser, shall be acceptable to Seller in its reasonable discretion provided, however, that this condition shall be deemed waived by Seller unless, and except to the extent Seller provides written notice to Purchaser of the unacceptability, in its reasonable discretion, of a schedule (a) initially provided by Purchaser pursuant to Section 12.5 no later than the date which is fourteen (14) calendar days after receipt of such schedule by Seller or (b) later updated by Purchaser pursuant to Section 12.5 no later than five (5) business days after the date such schedule is updated by Purchaser and received by Seller.

6.8 Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement will be true and correct in all respects, except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby, when made and on and as of the Closing Date (or the date otherwise specified herein) as though such representations and warranties had been made on and as of such date.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

Purchaser’s obligation to purchase the Assets and to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Purchaser in whole or in part at or prior to the Closing.

7.1 Governmental Authorizations. The parties shall have obtained all material licenses, permits, certificates of need and authorizations from governmental agencies or governmental bodies that are necessary or required for completion of the transactions contemplated by this Agreement including reasonable assurances that any material licenses, permits, certificates of need and authorizations not actually issued as of the Closing will be issued following Closing (which may include oral assurances from appropriate governmental agencies or bodies) including that Medicare and Medicaid certification of the Hospitals for their operation by Purchaser will be effective upon the Effective Time and that Purchaser may participate in and receive reimbursement from such programs effective upon the Effective Time.

7.2 Signing and Delivery of Instruments. Seller shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to all of the provisions of this Agreement including Section 1.6 hereof.

7.3 Performance of Covenants. Seller shall have in all material respects performed or complied with each and all of the obligations, covenants, agreements and conditions required to be performed or complied with by Seller on or prior to the Closing Date; provided, however, this condition will be deemed to be satisfied unless (a) Seller was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within five (5) business days after receipt of such notice and (b) the respects in which such obligations, covenants, agreements and conditions have not been performed have had or would more likely than not result in a material adverse effect on the Assets or the business of the Hospitals.

7.4 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

7.5 Hart-Scott-Rodino Filings. All filings required to be made and notices required to be given pursuant to the HSR Act shall have been made, all approvals or consents required thereby shall have been obtained and the waiting periods required thereby, if any, shall have expired or terminated.

7.6 Opinion of Counsel. Purchaser shall have received the favorable opinion of Seller’s in-house counsel dated the Closing Date, in substantially the form attached hereto as Exhibit 7.6.

7.7 Exhibits and Schedules. The provisions of the Disclosure Schedule, the exhibits and other schedules originally provided by Seller pursuant to Section 12.5 of this Agreement, or to the extent later updated by Seller, shall be acceptable to Purchaser in its reasonable discretion provided, however, that this condition shall be deemed waived by Purchaser unless, and except to the extent Purchaser provides written notice to Seller of the unacceptability, in its reasonable discretion, of any portion of the Disclosure Schedule, an exhibit or any other schedule (a) initially provided by Seller pursuant to Section 12.5 no later than the date which is fourteen (14) calendar days after receipt of such schedule or exhibit by Purchaser or (b) later updated by Seller pursuant to Section 12.5 no later than five (5) business days after the date such schedule or exhibit is updated by Seller and received by Purchaser.

7.8 Title Insurance Policy. Purchaser shall have received a fully effective Title Policy issued to Purchaser (and, as applicable, TRH) by the Title Company covering the Owned Real Property and any ground lease specified on Schedule 4.8 in the amount of the full insurable value of the Owned Real Property and any such ground lease, respectively (which amount shall be set forth in Schedule 11.1(b)). The Title Policy shall show fee simple title to the Owned Real Property vested in Purchaser (and, as applicable, TRH), and valid leasehold title to the Leased Real Property which is subject to any ground lease specified on Schedule 4.8, subject only to: (a) current real estate taxes not yet due and payable; and (b) the permitted title exceptions listed in Schedule 7.8 hereto (the “Permitted Exceptions”). The Title Policy shall have all standard and general exceptions deleted so as to afford full “extended form coverage.” References in this Section 7.8 to “Owned Real Property” shall be interpreted as if such term included the owned real property assets of TRH.

7.9 Representations and Warranties. The representations and warranties of Seller contained in this Agreement will be true and correct in all respects, except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the Assets, financial condition or operations of the Hospitals taken as a whole, when made and on and as of the Closing Date (or the date otherwise specified herein) as though such representations and warranties had been made on and as of such date.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual written consent of the parties;

(b) by Seller if a material breach of this Agreement has been committed by Purchaser and such breach has not been (i) waived in writing by Seller or (ii) cured by Purchaser to the reasonable satisfaction of Seller within fifteen (15) business days after service by Seller upon Purchaser of a written notice which describes the nature of such breach;

(c) by Purchaser if a material breach of this Agreement has been committed by Seller and such breach has not been (i) waived in writing by Purchaser or (ii) cured by Seller to the reasonable satisfaction of Purchaser within fifteen (15) business days after service by Purchaser upon Seller of a written notice which describes the nature of such breach;

(d) by Purchaser, but solely with respect to the Hospitals in a single state, upon the delivery of a Casualty Termination Notice to Seller in accordance with Section 1.14;

(e) by Purchaser, if, since June 30, 2003, there has occurred any event, change or development that has had a “material adverse effect” on the assets, financial condition, or operations of the Hospitals taken as a whole; provided, however, that notwithstanding anything to the contrary contained in this Agreement, the following will be presumed not to give rise to a “material adverse effect”: (a) changes or proposed changes to any law, reimbursement rates or policies of governmental agencies or bodies that are generally applicable to hospitals or healthcare facilities, or (b) requirements, reimbursement rates, policies or procedures of third party payors or accreditation commissions or organizations that are generally applicable to hospitals or healthcare facilities (the definition of the term, “material adverse effect”, as set forth in this Section 8.1(e), shall be used solely for determining Purchaser’s termination right under this Section 8.1(e) and not for interpreting the phrase “material adverse effect” for any other usage in this Agreement); or

(f) by either Purchaser or Seller if no Closing has occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2003 (the “Termination Date”); provided, that the Termination Date shall be extended to February 29, 2004 (the “Extended Termination Date”) if, as of the Termination Date, (i) any condition precedent contained in Section 6.5 or 7.5 has not been satisfied or, if not satisfied, waived by the applicable party or (ii)

the Closing has not occurred and the parties are awaiting approval therefor from a state or federal governmental agency or governmental body.

8.2 Termination Consequences. If this Agreement is terminated pursuant to Section 8.1, (a) all further obligations of the parties under this Agreement shall terminate, except that the obligations in Sections 5.6, 12.3, 12.8, and 12.12 shall survive, (b) each party shall pay the costs and expenses incurred by it in connection with this Agreement, except as provided in Section 12.12, and (c) nothing shall prevent any party hereto from pursuing any of its legal rights or remedies that may be granted to any such party by law against any other party to this Agreement, except that no party shall be entitled to obtain Consequential Damages.

ARTICLE 9

POST-CLOSING MATTERS

9.1 Excluded Assets and Excluded Liabilities. Subject to Section 11.2 hereof, any asset (including Accounts Receivable) or any liability, all other remittances and all mail and other communications that is an Excluded Asset or an Excluded Liability (a) pursuant to the terms of this Agreement, (b) as otherwise determined by the parties’ mutual written agreement or (c) absent such agreement, as determined by adjudication by a court or similar tribunal, and which comes into the possession, custody or control of Purchaser or TRH (or their respective successors-in-interest, assigns or affiliates) shall as promptly as reasonably practicable but in no event longer than fifteen (15) business days, be transferred, assigned or conveyed by Purchaser (and its respective successors-in-interest, assigns and affiliates) to Seller at Seller’s cost. Until such transfer, assignment and conveyance, Purchaser (and its respective successors-in-interest, assigns and affiliates) shall not have any right, title or interest in or obligation or responsibility with respect to such asset or liability except that Purchaser shall (and shall cause TRH to) hold such asset in trust for the benefit of Seller. Purchaser (and its respective successors-in-interest, assigns and affiliates) shall have neither the right to offset amounts payable to Seller under this Section 9.1 against, nor the right to contest its obligation to transfer, assign and convey to Seller because of, outstanding claims, liabilities or obligations asserted by Purchaser against Seller including but not limited to pursuant to the post-Closing Cash Purchase Price adjustment of Section 1.4 and the indemnification provisions of Section 10.2. If Purchaser does not remit the Excluded Assets to Seller in accordance with the first sentence of this Section 9.1, such Excluded Assets shall bear interest at the Prime Rate in effect on the calendar day upon which such payment was required to be made to Seller (the “Excluded Asset Due Date”) plus five percent (5%) (or the maximum rate allowed by law, whichever is less), such interest accruing on each calendar day after the Excluded Asset Due Date until payment of the Excluded Assets and all interest thereon is made to Seller. With respect to payment received by Purchaser or TRH on account of Transition Services, this Section 9.1 shall be subject to the provisions of Section 11.3. The terms of this Article 9 shall not be subject to the time limitations contained in Section 10.1 of this Agreement.

9.2 Preservation and Access to Records After the Closing.

(a) From the Closing Date until seven (7) years after the Closing Date or such longer period as required by law (the “Document Retention Period”), Purchaser shall (and shall cause TRH to) keep and preserve in the ordinary course of business all medical records, patient records, medical staff records and other books and records which are among the Assets as of the Effective Time or which are in the possession of TRH as of the Effective Time, but excluding any records which are among the Excluded Assets. Purchaser will (and will cause TRH to) afford to the representatives of Seller, including its counsel and accountants, full and complete access to, and copies (including, without limitation, color laser copies) of, such records with respect to time periods prior to the Effective Time (including, without limitation, access to records of patients treated at the Hospitals prior to the Effective Time) on reasonable prior notice during normal business hours after the Effective Time, to the extent reasonably needed by Seller or Seller’s affiliates for business purposes. Purchaser acknowledges that, as a result of entering into this Agreement and operating the Hospitals, it will gain access to patient records and other information which are subject to rules and regulations concerning confidentiality. Purchaser shall (and shall cause TRH to) abide by any such rules and regulations relating to the confidential information it acquires. Purchaser shall (and shall cause TRH to) maintain the patient and medical staff records at the Hospitals in accordance with applicable law and the requirements of relevant insurance carriers. After the expiration of the Document Retention Period, if Purchaser or TRH intends to destroy or otherwise dispose of any of the documents described in this Section 9.2(a), Purchaser shall provide written notice to Seller of Purchaser’s or TRH’s intention no later than forty-five (45) calendar days prior to the date of such intended destruction or disposal. Seller shall have the right, at its sole cost, to take possession of such documents during such forty-five (45) calendar day period. If Seller does not take possession of such documents during such forty-five (45) calendar day period, Purchaser or TRH shall be free to destroy or otherwise dispose of such documentation upon the expiration of such forty-five (45) calendar day period.

(b) Purchaser shall (and shall cause TRH to) give reasonable cooperation to Seller, Seller’s affiliates and their insurance carriers in respect of the defense of claims by third parties against Seller or any affiliate of Seller, in respect of events occurring prior to the Effective Time with respect to the operation of the Hospitals. Such cooperation shall include, without limitation, making the Hired Employees and the TRH Employees reasonably available for interviews, depositions, hearings and trials. Such cooperation shall also include making all of Purchaser’s and TRH’s employees available to assist in the securing and giving of evidence and in obtaining the presence and cooperation of witnesses (all of which shall be done without payment of any fees or expenses to Purchaser or to such employees). In addition, Seller and Seller’s affiliates shall be entitled to remove from the Hospitals originals of any such records, but only for purposes of pending litigation involving the persons to whom such records refer, as certified in writing prior to removal by counsel retained by Seller or any of Seller’s affiliates in connection with such litigation. Any records so removed from the Hospitals shall be promptly returned to Purchaser or TRH following Seller’s or its applicable affiliate’s use of such records.

(c) In connection with (i) the transition of the Hospitals pursuant to the transaction contemplated by this Agreement, (ii) Seller’s rights to the Excluded Assets, (iii) Seller’s obligations under the Excluded Liabilities and (iv) Seller’s preparation of the Final Balance Sheet pursuant to Section 1.4, Purchaser shall (and shall cause TRH to) after the Effective Time give Seller, Seller’s affiliates and their respective representatives access during normal business hours to Purchaser’s books, accounts and records and all other relevant documents and information with respect to the assets, liabilities and business of the Hospitals as representatives of Seller and Seller’s affiliates may from time to time reasonably request, all in such manner as not to unreasonably interfere with the operations of the Hospitals. Seller acknowledges that it shall coordinate its activities contemplated by this Section 9.2(c) through the Chief Executive Officer of each applicable Hospital, or his designee.

(d) Purchaser and its representatives shall be given access by Seller during normal business hours to the extent reasonably needed by Purchaser for business purposes to all documents, records, correspondence, work papers and other documents retained by Seller pertaining to any of the Assets or with respect to the operation of the Hospitals prior to the Effective Time (including the Receivables Records), all in such manner as to not interfere unreasonably with Seller’s business. Such documents and other materials shall be, at Seller’s option, either (i) copied by Seller for Purchaser at Purchaser’s expense, or (ii) removed by Purchaser from the premises, copied by Purchaser and promptly returned to Seller.

(e) Purchaser shall comply with, and be solely responsible for, all obligations under the Standards for Privacy of Individually Identifiable Health Information (45 CFR Parts 160 and 164) promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 with respect to the operation of the Hospitals on and after the Effective Time.

9.3 Provision of Benefits of Certain Managed Care Contracts. On and after the Effective Date, Purchaser shall use its best efforts to obtain assignments, novations, amendments, new contracts, or such other agreements or documentation (collectively, the “Assignments and Novations”) from the third parties to certain managed care contracts relating to the Hospitals (including but not limited to certain Multi-Hospital Contracts) that are identified on Schedule 9.3 (collectively, the “Material Payor Contracts”), which Assignments and Novations would provide Purchaser reasonably satisfactory comfort that Purchaser would obtain the benefits associated with such Material Payor Contracts following the Closing. Seller shall cooperate with Purchaser’s efforts. Purchaser shall provide Seller with periodic updates of Purchaser’s progress. If, as of the Closing Date, Purchaser is unable to obtain a reasonably satisfactory Assignment and Novation with respect to any Material Payor Contract, Seller and Purchaser shall, using their good faith efforts, fashion a mutually agreeable remedy pursuant to which Purchaser will receive the benefit of such identified Material Payor Contract during the period from the Closing Date until the earlier of (a) the date an Assignment and Novation reasonably satisfactory to Purchaser is obtained or (b) the date that such Material Payor Contract would first be terminable by the third party thereto without cause. Notwithstanding any provision to the contrary contained in this Agreement, Purchaser’s obtaining any of the Assignments and Novations with respect to the Material Payor Contracts shall not be a condition precedent to either party’s obligation to close the transaction contemplated by this Agreement.

9.4 Americans with Disabilities Act. The parties’ respective responsibilities and obligations with respect to the nationwide settlement agreement of Seller and/or Seller’s affiliates regarding the Americans with Disabilities Act shall be specified in an agreement executed by the parties at Closing, the form of which will be attached hereto as Exhibit 9.4, and which will be mutually acceptable to Purchaser and Seller.

ARTICLE 10

SURVIVAL AND INDEMNIFICATION

10.1 Survival. Except as expressly set forth in this Agreement to the contrary, all representations, warranties, covenants, agreements and indemnifications of Purchaser and Seller, respectively, contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by Purchaser and Seller, respectively, and shall continue to be fully effective and enforceable following the Closing Date for two years and shall thereafter be of no further force and effect, except that (a) the representation contained in Section 2.6 and the indemnifications contained in Sections 10.2.1(h), 10.2.1(i), 10.3.1(c), 10.3.1(g) and 10.3.1(k) shall continue to be fully effective and enforceable following the Closing Date without any time limitation subject only to the applicable statute of limitations, and (b) the covenant contained in Section 5.14 and the indemnifications contained in Sections 10.2.1(c), 10.2.1(d), 10.2.1(e) and 10.3.1(d) shall continue to be fully effective and enforceable following the Closing Date without any time limitation; provided, however, that if there is an outstanding notice of a claim at the end of such two year period or longer period described above in compliance with the terms of Section 10.4, such applicable period shall not end in respect of such claim until such claim is resolved.

10.2 Indemnification of Purchaser by Seller.

10.2.1 Indemnification. Each Seller, for itself and its successors, shall jointly and severally keep and save Purchaser, and its directors, officers, employees, agents and other representatives, forever harmless from and shall indemnify and defend Purchaser against any and all obligations, judgments, liabilities, interest, penalties, violations, actions, suits, proceedings, fees, fines, claims, losses, costs, demands, damages, liens, encumbrances, and expenses (including reasonable attorneys’ fees and litigation costs) (collectively, “Damages”), to the extent connected with or arising or resulting from (a) any breach of any representation or warranty of Seller under this Agreement, (b) any breach or default by Seller of any covenant or agreement of Seller under this Agreement, (c) the Excluded Liabilities, (d) the Excluded Assets, (e) all federal, state and local income taxes relating to Seller (“Seller Tax Claims”), (f) any professional liability claim arising out of the business operations of the Hospitals prior to the Effective Time, (g) any act, conduct or omission of Seller or TRH that has accrued, arisen, occurred or come into existence at any time prior to the Effective Time, (h) any of those certain pending governmental investigations which are described on Schedule 10.2.1, (i) Purchaser’s participation in any tax-deferred exchange pursuant to Section 5.11 and (j) Seller’s failure to obtain at Closing any UCC termination statements for any and all financing statements (which do not correspond to a Permitted Exception or an agreement which is among the Assumed Obligations) filed with respect to the Assets. Seller’s obligations under this Section 10.2.1 shall remain subject to, and shall be limited by, the provisions contained in Section 1.13. No provision in this Agreement shall prevent Seller from pursuing any of its legal rights or remedies that may be granted to Seller by law against any person or legal entity other than Purchaser.

10.2.2 Indemnification Limitations. (a) Notwithstanding any provision to the contrary contained in this Agreement, Seller shall be under no liability to indemnify Purchaser under Section 10.2.1 and no claim under Section 10.2.1 of this Agreement shall:

(i)	be made unless notice thereof shall have been given by or on behalf of Purchaser to Seller in the manner provided in Section 10.4, unless failure to provide such notice in a timely manner does not materially impair Seller’s ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

(ii)	be made to the extent that any loss may be recovered under a policy of insurance in force on the date of loss; provided, however, that this Section 10.2.2(a)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier;

(iii)	be made to the extent that such claim relates to a liability arising out of or relating to any act, omission, event or occurrence connected with:

(A)	the use, ownership or operation of any of the Hospitals, or

(B)	the use, ownership or operation of any of the Assets or the assets comprising any of the TRH Businesses,

on and after the Effective Time (without regard to whether such use, ownership or operation is consistent with Seller’s or TRH’s policies, procedures and/or practices prior to the Effective Time); other than as specifically included in the Excluded Liabilities;

(iv)	be made if and to the extent that proper provision or reserve was made for the matter giving rise to the claim in Net Working Capital;

(v)	be made to the extent such claim relates to an obligation or liability for which Purchaser has agreed to indemnify Seller pursuant to Section 10.3;

(vi)	be made to the extent that such claim would not have arisen but for a voluntary act, omission or transaction carried out by Purchaser, TRH or their affiliates after the Effective Date;

(vii)	be made to the extent such claim seeks Damages which are consequential in nature (as opposed to direct), including, without limitation, loss of future revenue or income or loss of business reputation or opportunity (collectively, “Consequential Damages”); provided, however, the limitation contained in this Section 10.2.2(a)(vii) shall not apply to the extent of any payments which Purchaser is required to make to a third party which are in the nature of Consequential Damages; and

(viii)	accrue to Purchaser unless and only to the extent that (A) the actual liability of Seller in respect of any single claim under Section 10.2.1(a) exceeds Five Thousand Dollars ($5,000) (a “Relevant Claim”) and (B) the total actual liability of Seller in respect of all Relevant Claims in the aggregate exceeds One Million Dollars ($1,000,000) (the “Aggregate Amount”), in which event Purchaser shall be entitled to seek indemnification under Section 10.2.1(a) for all Relevant Claims in the full amount of Damages provided, however, that the Aggregate Amount shall be inapplicable to any claim by Purchaser for indemnification as a result of a breach by Seller of the provisions of Section 2.6(a).

(b) Notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate liability of Seller to Purchaser under this Agreement shall not exceed the Cash Purchase Price.

(c) If Purchaser is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party in respect of any matter for which a claim of indemnity could be made against Seller hereunder, Purchaser shall use its reasonable endeavors to recover such sum from such third party and any sum recovered will reduce the amount of the claim. If Seller pays to Purchaser an amount in respect of a claim, and Purchaser subsequently recovers from a third party a sum which is referable to that claim, Purchaser shall forthwith repay such amount to Seller less all reasonable costs, charges and expenses incurred by Purchaser in obtaining payment in respect of that claim and in recovering that sum from the third party.

10.3 Indemnification of Seller by Purchaser.

10.3.1 Indemnification. Purchaser shall keep and save Seller, and Seller’s respective directors, officers, employees, agents and other representatives, forever harmless from and shall indemnify and defend Seller and Seller’s affiliates against any and all Damages, to the extent connected with or arising or resulting from (a) any breach of any representation or warranty of Purchaser under this Agreement, (b) any breach or default by Purchaser under any covenant or agreement of Purchaser under this Agreement, (c) cost reports (and all claims with respect thereto) relating to Purchaser or TRH with respect to Medicare, Medicaid, Tricare or Blue Cross programs or any other third-party payor for all periods beginning on and after the Effective Time, (d) the Assumed Obligations, (e) any professional liability claim arising out of the business operations of the Hospitals on and after the Effective Time, (f) any other obligation or liability specifically assumed by Purchaser in this Agreement, (g) liabilities to the Hired Employees arising out of actions of Purchaser based wholly or in part upon the contents of the personnel records of such employees, (h) involuntary termination of the Hired Employees or the TRH Employees on and after the Effective Time, which termination would constitute a “mass layoff” or a “plant closing” within the meaning of WARN, (i) any act, conduct or omission of Purchaser that has accrued, arisen, occurred or come into existence at any time, (j) any act, conduct or omission of TRH that has accrued, arisen, occurred or come into existence at any time on or after the Effective Time, and (k) any securities litigation involving (i) Purchaser and/or (ii) any financing obtained by Purchaser which is utilized to fund, in whole or in part, the Cash Purchase Price, other than to the extent arising out of any willful misconduct of Seller or its employees, or intentionally false or intentionally misleading statements of Seller or its employees. No provision in this Agreement shall prevent Purchaser from pursuing any of its legal rights or remedies that may be granted to Purchaser by law against any person or legal entity other than Seller or any affiliate of Seller.

10.3.2 Indemnification Limitations. (a) Notwithstanding any provision to the contrary contained in this Agreement, Purchaser shall be under no liability to indemnify Seller under 10.3.1 and no claim under Section 10.3.1 of this Agreement shall:

(i)	be made unless notice thereof shall have been given by or on behalf of Seller to Purchaser in the manner provided in Section 10.4, unless failure to provide such notice in a timely manner does not materially impair Purchaser’s ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

(ii)	be made to the extent that any loss may be recovered under a policy of insurance in force on the date of loss; provided, however, that this Section 10.3.2(a)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier;

(iii)	be made to the extent that such claim relates to a liability of Seller or TRH arising out of or relating to any act, omission, event or occurrence connected with:

(A)	the use, ownership or operation of any of the Hospitals, or

(B)	the use, operation or ownership of any of the Assets or the assets comprising the TRH Businesses,

prior to the Effective Time, other than as specifically included in the Assumed Obligations;

(iv)	be made to the extent such claim relates to an obligation or liability for which Seller has agreed to indemnify Purchaser pursuant to Section 10.2;

(v)	be made to the extent such claim seeks Consequential Damages; provided, however, the limitation contained in this Section 10.3.2(a)(v) shall not apply to the extent of any payments which Seller or any affiliate of Seller is required to make to a third party which are in the nature of Consequential Damages; and

(vi)	accrue to Seller unless and only to the extent that (A) the actual liability of Purchaser in respect of any single claim under Section 10.3.1(a) exceeds Five Thousand Dollars ($5,000) (a “Seller Relevant Claim”) and (B) the total actual liability of Purchaser in respect of all Seller Relevant Claims in the aggregate exceeds One Million Dollars ($1,000,000), in which event Seller shall be entitled to seek indemnification under Section 10.3.1(a) for all Seller Relevant Claims in the full amount of Damages.

(b) Notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate liability of Purchaser to Seller under this Agreement, subsequent to Purchaser paying the Cash Purchase Price at Closing (as adjusted pursuant to Section 1.4), shall not exceed an additional amount equal to the Cash Purchase Price.

(c) If Seller is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party in respect of any matter for which a claim of indemnity could be made against Purchaser hereunder, Seller shall use its reasonable endeavors to recover such sum from such third party and any sum recovered will reduce the amount of the claim. If Purchaser pays to Seller an amount in respect of a claim, and Seller subsequently recovers from a third party a sum which is referable to that claim, Seller shall forthwith repay such amount Purchaser less all reasonable costs, charges and expenses incurred by Seller in obtaining payment in respect of that claim and in recovering that sum from the third party.

10.4 Method of Asserting Claims. All claims for indemnification by any person entitled to indemnification (the “Indemnified Party”) under this Article 10 will be asserted and resolved as follows:

(a) In the event any claim or demand, for which a party hereto (an “Indemnifying Party”) would be liable for the Damages to an Indemnified Party, is asserted against or sought to be collected from such Indemnified Party by a person other than Seller, Purchaser or their affiliates (a “Third Party Claim”), the Indemnified Party shall deliver a notice of its claim (a “Claim Notice”) to the Indemnifying Party within thirty (30) calendar days after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that notice shall be provided to the Indemnifying Party within fifteen (15) calendar days after receipt of a complaint, petition or institution of other formal legal action by the Indemnified Party. If the Indemnified Party fails to provide the Claim Notice within such applicable time period after the Indemnified Party receives written notice of such Third Party Claim and thereby materially impairs the Indemnifying Party’s ability to protect its interests, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim. The Indemnifying Party will notify the Indemnified Party within thirty (30) calendar days after receipt of the Claim Notice (the “Notice Period”) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.4(a), then the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party. The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof. Notwithstanding the foregoing, the Indemnified Party may, at its sole cost and expense, file during the Notice Period any motion, answer or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which is not prejudicial, in the reasonable judgment of the Indemnifying Party, to the Indemnifying Party. Except as provided in Section 10.4(a)(ii) hereof, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party’s action. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnified Party or any of its affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.4(a)(i), and except as specifically provided in this Section 10.4(a)(i), the Indemnified Party will bear its own costs and expenses with respect to such participation.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Section 10.4(a), or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Notice Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be promptly and reasonably prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnifying Party or any of its affiliates). Notwithstanding the foregoing provisions of this Section 10.4(a)(ii), if the Indemnifying Party has notified the Indemnified Party with reasonable promptness that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 10.4(a)(ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. Subject to the above terms of this Section 10.4(a)(ii), the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.4(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation. The Indemnified Party shall give sufficient prior notice to the Indemnifying Party of the initiation of any discussions relating to the settlement of a Third Party Claim to allow the Indemnifying Party to participate therein.

(b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that either (i) does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party or (ii) is a Seller Tax Claim, the Indemnified Party shall deliver an Indemnity Notice (as hereinafter defined) to the Indemnifying Party. (The term “Indemnity Notice” shall mean written notification of a claim for indemnity under Article 10 hereof (which claim does not involve a Third Party Claim or is a Seller Tax Claim) by an Indemnified Party to an Indemnifying Party pursuant to this Section 10.4, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim.) The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby.

(c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of a Claim Notice or an Indemnity Notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or on such later date (i) in the case of a Third Party Claim, as the Indemnified Party suffers the Damages in respect of such Third Party Claim, (ii) in the case of an Indemnity Notice in which the amount of the claim is estimated, when the amount of such claim becomes finally determined or (iii) in the case of a Seller Tax Claim, within fifteen (15) calendar days following final determination of the item giving rise to the claim for indemnity. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party agree to proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute will be resolved by adjudication by a court or similar tribunal.

(d) The Indemnified Party agrees to give the Indemnifying Party reasonable access to the books and records and employees of the Indemnified Party in connection with the matters for which indemnification is sought hereunder, to the extent the Indemnifying Party reasonably deems necessary in connection with its rights and obligations hereunder.

(e) The Indemnified Party shall assist and cooperate with the Indemnifying Party in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnified Party may be entitled from any person or entity in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnified Party shall, upon request by the Indemnifying Party or counsel selected by the Indemnifying Party (without payment of any fees or expenses to the Indemnified Party or an employee thereof), attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, and make available its own personnel; and shall do whatever else is necessary and appropriate in connection with such litigation. The Indemnified Party shall not make any demand upon the Indemnifying Party or counsel for the Indemnifying Party in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder. If the Indemnified Party shall fail to perform such obligations as Indemnified Party hereunder or to cooperate fully with the Indemnifying Party in Indemnifying Party’s defense of any suit or proceeding, such cooperation to include, without limitation, attendance at all depositions and the provision of all documents relevant to the defense of any claim, then, except where such failure does not have an adverse effect on the Indemnifying Party’s defense of such claims, the Indemnifying Party shall be released from all of its obligations under this Agreement with respect to that suit or proceeding and any other claims which had been raised in such suit or proceeding.

(f) Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all persons or entities relating to the matter for which indemnification has been made; provided, however, that the Indemnifying Party shall have no subrogation rights to seek reimbursement through or from the Indemnified Party’s insurance policies, program, coverage, carriers or beneficiaries.

10.5 Exclusive. Other than claims for fraud or equitable relief (which equitable relief claims are nevertheless subject to Section 10.1), any claim arising under this Agreement or in connection with or as a result of the transactions contemplated by this Agreement or any Damages or injury alleged to be suffered by any party as a result of the actions or failure to act by any other party shall, unless otherwise specifically stated in this Agreement, be governed solely and exclusively by the provisions of this Article 10. If Seller and Purchaser cannot resolve such claim by mutual agreement, such claim shall be determined by adjudication by a court or similar tribunal subject to the provisions of this Article 10.

ARTICLE 11

TAX AND COST REPORT MATTERS

11.1 Tax Matters; Allocation of Purchase Price.

(a) After the Closing Date, the parties shall cooperate fully with each other and shall make available to each other, as reasonably requested, all information, records or documents relating to tax liabilities or potential tax liabilities attributable to Seller and TRH with respect to the operation of the Hospitals for all periods prior to the Effective Time and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof. The parties shall also make available to each other as reasonably required, and at the reasonable cost of the requesting party (for out-of-pocket costs and expenses only), personnel responsible for preparing or maintaining information, records and documents in connection with tax matters.

(b) The Purchase Price shall be allocated among each category of the Assets and among each of the Hospitals in accordance with Schedule 11.1(b). Seller and Purchaser hereby agree to allocate the Purchase Price in accordance with Schedule 11.1(b), to be bound by such allocations, to account for and report the purchase and sale of the Assets contemplated hereby for federal and state tax purposes in accordance with such allocations, and not to take any position (whether in tax returns, tax audits, or other tax proceedings), which is inconsistent with such allocations without the prior written consent of the other parties.

11.2 Cost Report Matters.

(a) Seller shall prepare and timely file all cost reports relating to the periods ending prior to the Effective Time (including all cost reports relating to TRH and the TRH Businesses for the period through the Closing Date) or required as a result of the consummation of the transactions described in this Agreement, including, without limitation, those relating to Medicare, Medicaid, Blue Cross and other third party payors which settle on a cost report basis (the “Seller Cost Reports”). Purchaser shall (and shall cause TRH to) forward to Seller any and all correspondence relating to the Accounts Receivable, the Seller Cost Reports or rights to settlements and retroactive adjustments on the Seller Cost Reports (“Agency Settlements”) as promptly as reasonably practicable following (but in no event later than fifteen (15) business days of) receipt by Purchaser or TRH. Such correspondence shall include the final notices for State of Missouri fiscal year ending June 30, 2004 from Missouri Medicaid (Division of Medical Services) and MHA Management Services Corporation. Purchaser shall not (and shall cause TRH to not) reply to any such correspondence without Seller’s written approval. Purchaser shall (and shall cause TRH to) remit any receipts relating to the Accounts Receivable, the Seller Cost Reports or the Agency Settlements (and forward any demand for payments) as promptly as reasonably practicable following (but in no event later than fifteen (15) business days of) receipt by Purchaser or TRH (except those receipts to be retained by Purchaser or TRH pursuant to Section 11.3). Purchaser (and its respective successors-in-interest, assigns and affiliates) shall have neither the right to offset amounts payable to Seller under this Section 11.2 against, nor the right to contest its obligation to transfer, assign and convey to Seller because of, outstanding claims, liabilities or obligations asserted by Purchaser against Seller including but not limited to pursuant to the post-closing Cash Purchase Price adjustment of Section 1.4 and the indemnification provisions of Section 10.2. If Purchaser does not remit the receipts relating to the Accounts Receivable, the Seller Cost Reports or the Agency Settlements to Seller in accordance with the fourth sentence of this Section 11.2(a), such receipts shall bear interest at the Prime Rate in effect on the calendar day upon which such payment was required to be made to Seller (the “Settlement Due Date”) plus five percent (5%) (or the maximum rate allowed by law, whichever is less), such interest accruing on each calendar day after the Settlement Due Date until the receipts relating to the Accounts Receivable, the Seller Cost Reports or the Agency Settlements and all interest thereon is made to Seller. Seller shall retain all rights to the Seller Cost Reports and to the Accounts Receivable including, without limitation, any payables resulting therefrom or receivables relating thereto and the right to appeal any Medicare determinations relating to the Agency Settlements and the Seller Cost Reports. Seller will furnish copies of the Receivables Records to Purchaser upon request and allow Purchaser and its representatives reasonable access to such documents.

(b) Upon reasonable notice and during normal business office hours, Purchaser will (and shall cause TRH to) cooperate with Seller, at Seller’s expense, in regard to the preparation, filing, handling, and appeals of the Seller Cost Reports. Upon reasonable notice and during normal business office hours, Purchaser will (and shall cause TRH to) cooperate with Seller, at Seller’s expense, in connection with any cost report disputes and/or other claim adjudication matters relative to governmental program reimbursement. Such cooperation shall include the providing of statistics and obtaining files at the Hospitals as reasonably requested and the coordination with Seller pursuant to adequate notice of Medicare and Medicaid exit conferences or meetings.

11.3 Transition Services. To compensate Seller for services rendered and medicine, drugs, and supplies provided before the Effective Time at any of the Hospitals (the “Transition Services”) with respect to patients whose medical care is paid for, in whole or in part, by Medicare, Medicaid, Tricare, Blue Cross or any other third party payor who pays on a DRG, case rate or other similar arrangement, and who are admitted to any of the Hospitals prior to the Effective Time but who are not discharged until on or after the Effective Time (“Governmental Program Transition Patients”), the parties shall take the following action:

(a) As soon as practicable after the Closing Date, Seller shall deliver to Purchaser a statement itemizing the inpatient hospital Transition Services provided by Seller and TRH with respect to the operation of the Hospitals prior to the Effective Time to Governmental Program Transition Patients. For the Transition Services, Purchaser shall pay to Seller an amount equal to the total DRG and outlier payments, the case rate payment or other similar payment received by Purchaser and TRH after the Effective Time on behalf of a Governmental Program Transition Patient and related to care provided prior to and following the Effective Time, multiplied by a fraction (the “Fraction”), the numerator of which shall be the total charges for the Transition Services provided to such Governmental Program Transition Patient by Seller and TRH prior to the Effective Time and the denominator of which shall be the sum of the total charges for the Transition Services provided to such Governmental Program Transition Patient by Seller and TRH prior to the Effective Time plus the total charges for the Transition Services provided to such Governmental Program Transition Patient by Purchaser and TRH on and after the Effective Time. The parties shall reconcile the payments within ninety (90) calendar days after both the tentative and final Medicare cost report settlement and any other payor settlement affecting the Governmental Program Transition Patients (the “Reconciliation”).

(b) Subject to Section 11.3(d), payments made pursuant to Section 11.3(a) shall be made to Seller monthly, on the twenty-fifth (25th) day of each month, for payments received by Purchaser and TRH during the previous month, accompanied by copies of remittances and other supporting documentation as is reasonably requested by Seller. Any other payments required to be made by Seller to Purchaser, or by Purchaser to Seller, as the case may be, as a result of (i) the Reconciliation, (ii) a notice of program reimbursement with respect to the operations of any Hospital or (iii) other notice from a governmental agency or third party payor with respect to Transition Services shall be made within thirty (30) calendar days after the Reconciliation or the receipt of any such notice, as applicable. In the event that Purchaser and Seller are unable to agree on the amount to be paid to Seller or Purchaser, as the case may be, under this Section 11.3, then such amount shall be determined by the Independent Auditor at their joint expense.

(c) The parties acknowledge that all charges for outpatient and other cost-based services shall be made (i) by Seller (and, as applicable, TRH) for all periods prior to the Effective Time and (ii) by Purchaser (and, as applicable, TRH) for all periods on and after the Effective Time.

(d) Notwithstanding the first sentence of Section 11.3(b), Purchaser shall make a distribution to Seller within three (3) business days if at any time during the applicable calendar month the funds to be distributed to Seller pursuant to Section 11.3(a) exceed One Hundred Fifty Thousand Dollars ($150,000). The amount of such distribution shall be all amounts payable to Seller pursuant to Section 11.3(a) which have not been previously distributed to Seller. All such distributions shall be made by wire transfer of immediately available funds to Seller to the account(s) specified by Seller to Purchaser in writing from time to time.

(e) Purchaser (and its respective successors-in-interest, assigns and affiliates) shall have neither the right to offset amounts payable to Seller under this Section 11.3 against, nor the right to contest its obligation to transfer, assign and convey to Seller because of, outstanding claims, liabilities or obligations asserted by Purchaser against Seller including but not limited to pursuant to the post-closing Cash Purchase Price adjustment of Section 1.4 and the indemnification provisions of Section 10.2. If Purchaser does not remit to Seller the amounts payable to Seller pursuant to Section 11.3(b) or 11.3(d) in accordance with the terms thereof, such amounts shall bear interest at the Prime Rate in effect on the calendar day upon which such payment was required to be made to Seller (the “Straddle Payment Due Date”) plus five percent (5%) (or the maximum rate allowed by law, whichever is less), such interest accruing on each calendar day after the Straddle Payment Due Date until payment of the amount due pursuant to Section 11.3(b) or 11.3(d) and all interest thereon is made to Seller.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Further Assurances and Cooperation. Seller shall execute, acknowledge and deliver to Purchaser any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by Purchaser at any time and shall take any and all other actions reasonably requested by Purchaser at any time for the purpose of more effectively assigning, transferring, granting, conveying and confirming to Purchaser, the Assets. After consummation of the transaction contemplated in this Agreement, the parties agree to cooperate with each other and take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement, the documents referred to in this Agreement and the transactions contemplated hereby.

12.2 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that no party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties, except that Purchaser may assign any of its rights or delegate any of its duties under this Agreement to one or more wholly-owned subsidiaries of Purchaser upon Seller’s receipt of Purchaser’s guaranty of such wholly-owned subsidiary’s obligations, in a form reasonably acceptable to Seller. In the event Purchaser consents to any assignment of any Seller’s rights under this Agreement, such Seller shall remain bound by all of the obligations hereunder, including those set forth under Article 10 hereof.

12.3 Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee as applied to contracts made and performed within the State of Tennessee. The parties hereby waive their right to assert in any proceeding involving this Agreement that the law of any jurisdiction other than the State of Tennessee shall apply to such dispute; and the parties hereby covenant that they shall assert no such claim in any dispute arising under this Agreement. Any proceeding which arises out of or relates in any way to the subject matter of this Agreement shall be brought in the United States District Court, Middle District of Tennessee. The parties hereby consent to the jurisdiction of the State of Tennessee and waive their right to challenge any proceeding involving or relating to this Agreement on the basis of lack of jurisdiction over the Person or forum non conveniens.

12.4 Amendments. This Agreement may not be amended other than by written instrument signed by the parties hereto.

12.5 Exhibits, Schedules and Disclosure Schedule. The Disclosure Schedule and all exhibits and schedules referred to in this Agreement shall be attached hereto and are incorporated by reference herein. Notwithstanding the foregoing, except as expressly contemplated to the contrary elsewhere in this Agreement, the Disclosure Schedule and all exhibits and schedules referred to in this Agreement which are not attached hereto on the Effective Date shall be delivered by the party responsible therefor to the other party no later than the date which is fourteen (14) days after the Effective Date and, subject to Sections 6.7 and 7.7 of this Agreement, shall be incorporated by reference herein. From the Effective Date until the Closing, the parties agree that, subject to the terms of Sections 6.7 and 7.7, either party may update the Disclosure Schedule or any schedule hereto (for which such party is responsible) as reasonably necessary. For purposes of Sections 6.7, 7.7 and 12.5, Purchaser shall be responsible for providing the following schedules: 3.5 and 3.7; and Seller shall be responsible for providing the Disclosure Schedule and all other schedules and exhibits contemplated by this Agreement. Any matter disclosed in this Agreement or in the Disclosure Schedule with reference to any Section of this Agreement shall be deemed a disclosure in respect of all sections to which such disclosure may apply.

12.6 Notices. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile) or overnight courier, or five (5) calendar days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to Seller:	Tenet HealthSystem
13737 Noel Road, Suite 100
Dallas, Texas 75240
Attention: David R. Mayeux
Facsimile No.: (469) 893-3436

With a copy to:	Tenet HealthSystem
3820 State Street
Santa Barbara, California 93105
Attention: William A. Barrett, Esq.
Facsimile No.: (805) 563-6962

With a copy to:	Tenet HealthSystem
13737 Noel Road, Suite 100
Dallas, Texas 75240
Attention: J. Brent McDonald, Esq.
Facsimile No.: (469) 893-7508

With a copy to:	McDermott, Will & Emery
2049 Century Park East
Suite 3400
Los Angeles, California 90067
Attention: Ira J. Rappeport, Esq.
Facsimile No.: (310) 277-4730

If to Purchaser:	Health Management Associates, Inc.
5811 Pelican Bay Boulevard, Suite 500
Naples, Florida 34108-2710
Attention: Joseph V. Vumbacco, Chief Executive Officer
Facsimile No.: (239) 597-5794

With a copy to:	Health Management Associates, Inc.
5811 Pelican Bay Boulevard, Suite 500
Naples, Florida 34108-2710
Attention: Timothy R. Parry, Esq., Senior Vice President and General Counsel
Facsimile No.: (239) 597-5794

or at such other address as one party may designate by notice hereunder to the other parties.

12.7 Headings. The section and other headings contained in this Agreement and in the Disclosure Schedule, exhibits and schedules to this Agreement are included for the purpose of convenient reference only and shall not restrict, amplify, modify or otherwise affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedule, exhibits and schedules hereto.

12.8 Confidentiality and Publicity. The parties hereto shall hold in confidence the information contained in this Agreement, and all information related to this Agreement, which is not otherwise known to the public, shall be held by each party hereto as confidential and proprietary information and shall not be disclosed without the prior written consent of the other parties; provided, however, Seller shall be permitted to provide a copy of this Agreement to any applicable governmental or administrative authorities in connection with Seller’s pursuit of any appeal of any real and personal property tax assessments on the Assets for periods prior to the Effective Time. Accordingly, Purchaser and Seller shall not discuss with, or provide nonpublic information to, any third party (except for such party’s attorneys, accountants, directors, officers and employees, the directors, officers and employees of any affiliate of any party hereto, and other consultants and professional advisors) concerning this transaction prior to the Effective Time, except: (a) as required in governmental filings or judicial, administrative or arbitration proceedings, including without limitation the filings to be made by the parties with respect to the HSR Act; or (b) pursuant to public announcements made with the prior written approval of Seller and Purchaser. The rights of Seller under this Section 12.8 shall be in addition and not in substitution for the rights of Seller and Seller’s affiliates under the Confidentiality Agreement, which shall survive Closing.

12.9 Fair Meaning. This Agreement shall be construed according to its fair meaning and as if prepared by all parties hereto.

12.10 Gender and Number; Construction. In this Agreement, unless the context otherwise requires: (a) the words “herein”, “hereof” and “hereunder”, and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) references to “Articles” and “Sections” are to the Articles and Sections into which this Agreement is organized; (c) references to “Exhibits” and “Schedules” are to the Exhibits and Schedules attached hereto; (d) references to a “party” means a party to this Agreement and includes references to such party’s successors and permitted assigns; (e) references to a “third party” means a Person not a party to this Agreement; (f) all references to the neuter gender shall include the feminine or masculine gender and vice versa, where applicable, and all references to the singular shall include the plural and vice versa, where applicable; and (g) unless otherwise expressly provided, the word “including” followed by a listing does not limit the preceding words or terms and shall mean “including, without limitation.”

12.11 Third Party Beneficiary. None of the provisions contained in this Agreement are intended by the parties, nor shall they be deemed, to confer any benefit on any person not a party to this Agreement.

12.12 Expenses and Attorneys’ Fees. Except as otherwise provided in this Agreement, each party shall bear and pay its own costs and expenses relating to the preparation of this Agreement and to the transactions contemplated by, or the performance of or compliance with any condition or covenant set forth in, this Agreement, including without limitation, the disbursements and fees of their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated hereby are consummated. The parties expressly agree that the following shall be borne by Purchaser: (a) all costs of the Surveys; and (b) all costs of the Environmental Survey. The parties will share and pay equally (x) all documentary transfer taxes and recording charges in connection with the conveyance of the Assets to Purchaser; (y) all filing and related fees payable under the HSR Act and (z) all costs of the Title Commitment and the Title Policy. If any action is brought by any party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its court costs and reasonable attorneys’ fees.

12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto. The parties agree that facsimile copies of signatures shall be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.

12.14 Entire Agreement. This Agreement, the Disclosure Schedule, the exhibits and schedules, and the documents referred to in this Agreement contain the entire understanding between the parties with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between the parties on the subject matter hereof (the “Superseded Agreements”), which Superseded Agreements shall be of no further force or effect.

12.15 No Waiver. Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof but only by a written notice signed by the party expressly waiving such term or condition. The subsequent acceptance of performance hereunder by a party shall not be deemed to be a waiver of any preceding breach by any other party of any term, covenant or condition of this Agreement, other than the failure of such other party to perform the particular duties so accepted, regardless of the accepting party’s knowledge of such preceding breach at the time of acceptance of such performance. The waiver of any term, covenant or condition shall not be construed as a waiver of any other term, covenant or condition of this Agreement.

12.16 Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.17 Time is of the Essence. Time is of the essence for all dates and time periods set forth in this Agreement and each performance called for in this Agreement.

[REMAINDER OF PAGE IS BLANK]

IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

PURCHASER:

HEALTH MANANAGEMENT ASSOCIATES, INC., a Delaware corporation

By:	/s/ Joseph V. Vumbacco

Name:	Joseph V. Vumbacco
Its:	President and Chief Executive Officer

SELLER:

HEALTH POINT PHYSICIAN HOSPITAL ORGANIZATION, INC., a Tennessee corporation

By:	/s/ David R. Mayeux

Name:	David R. Mayeux
Its:	Authorized Signatory

NATIONAL MEDICAL HOSPITAL OF TULLAHOMA, INC., a Delaware corporation

By:	/s/ David R. Mayeux

Name:	David R. Mayeux
Its:	Authorized Signatory

NATIONAL MEDICAL HOSPITAL OF WILSON COUNTY, INC., a Delaware corporation

By:	/s/ David R. Mayeux

Name:	David R. Mayeux
Its:	Authorized Signatory

S.C. MANAGEMENT, INC., a Washington corporation

By:	/s/ David R. Mayeux

Name:	David R. Mayeux
Its:	Authorized Signatory

TENET HEALTHSYSTEM HOSPITALS, INC., a Delaware corporation

By:	/s/ David R. Mayeux

Name:	David R. Mayeux
Its:	Authorized Signatory

TENET HEALTHSYSTEM MEDICAL, INC., a Delaware corporation

By:	/s/ David R. Mayeux

Name:	David R. Mayeux
Its:	Authorized Signatory

TENET LEBANON SURGERY CENTER, L.L.C., a Tennessee limited liability company

By:	National Medical Hospital of Wilson County, Inc., its sole member

By:	/s/ David R. Mayeux

Name:	David R. Mayeux
Its:	Authorized Signatory

WILSON COUNTY MANAGEMENT SERVICES, INC., a Tennessee corporation

By:	/s/ David R. Mayeux

Name:	David R. Mayeux
Its:	Authorized Signatory

Below is a list of schedules to the Agreement. A copy of any such schedule shall be furnished supplementally by Health Management Associates, Inc. to the Securities and Exchange Commission upon request.

LIST OF SCHEDULES

SCHEDULE	DESCRIPTION
Those schedules provided in the Disclosure Schedule; and

A-1	Acute Care Hospitals
A-2	MOBs
A-3	Other Businesses
A-4	Three Rivers MOBs
A-5	TRH Other Businesses
1.2-a	Usage Percentage
1.2-b	Interim Balance Sheet
1.9(a)	Owned Real Property
1.9(b)	Leased Real Property
1.9(c)	Personal Property
1.9(d)	Licenses
1.9(e)	Leases
1.9(f)	Contracts
1.9(g)	Prepaids
1.9(m)	Names of Hospitals
1.10(d)	Excluded Proprietary Assets
1.10(t)	Other Excluded Assets
1.11(c)	Capital Leases
1.11(i)	Other Assumed Obligations
1.12(k)	Other Excluded Liabilities
1.14(a)	State Allocations
1.15(b)	State Systems
1.15(c)	State System
-Cash Purchase Price Payable
-Indemnification Limitations
2.5	Consents
2.6(a)	Compliance with Law
2.6(b)	Compliance with Environmental Laws
2.6(d)	Performance of Obligations
2.7(a)	Title to Real Property
2.7(b)	Real Property Encumbrances
2.8(a)	Hospital Licensed Beds
2.8(b)	JCAHO Accreditation Periods
2.8(c)	Threatened Medicare, Medicaid or Tricare Investigations
2.8(d)	Audit Periods
2.10	Financial Statements
2.11	Legal Proceedings

2.12(a)	Seller Plans
2.12(d)	Seller Plan Audits
2.13(a)	Personnel List
2.13(b)	Collective Bargaining Agreements
2.13(c)	Employee Terminations
2.14	Insurance
2.17(a)	TRH Articles and Bylaws
2.17(b)	TRH Stock Purchase Agreement Status
3.5	Brokers – Purchaser
3.7	Legal Proceedings – Purchaser
4.8	Ground Leases
4.13	Hospitals Excluded from Noncompetition Covenant
7.8	Permitted Exceptions
9.3	Material Payor Contracts
10.2.1	Certain Governmental Investigations
11.1(b)	Allocation of Purchase Price

LIST OF EXHIBITS

EXHIBIT	DESCRIPTION
1.6.1	Bills of Sale
1.6.2	Real Estate Assignments
1.6.3	Limited Warranty Deeds
1.6.8	Transitional Services Agreements
-Information Technology Transition Services Agreement
-License Agreement for Policy and Procedure Manuals
1.6.9	Business Services Agreement
1.6.11	Powers of Attorney
1.6.15	Guaranty Agreement
1.6.16	Indemnity Transition Agreement
4.12	Environmental Survey
6.4	Opinion of Purchaser’s Counsel
7.6	Opinion of Seller’s In-House Counsel
9.4	ADA Agreement